Exhibit 10.263

EXECUTION VERSION

SECURED LOAN AGREEMENT
for a loan in the amount of

$16,500,000.00

MADE BY AND AMONG

WOODLAND HILLS HC PROPERTY HOLDINGS, LLC,

NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC,

APH&R PROPERTY HOLDINGS, LLC,

WOODLAND HILLS HC NURSING, LLC,

NORTHRIDGE HC&R NURSING, LLC,

APH&R NURSING, LLC,
each a Georgia limited liability company
1145 Hembree Road

Roswell, Georgia 30076

AND

KEYBANK NATIONAL ASSOCIATION,
a national banking association,
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144

Dated as of December 28, 2012

i

(continued)

(continued)

(continued)

		Page

ARTICLE 18 WAIVER OF JURY TRIAL		55

ARTICLE 19 NATURE OF OBLIGATIONS		56

19.1	Joint and Several Obligations; Full Collateralization	56

LIST OF EXHIBITS AND SCHEDULES TO LOAN AGREEMENT

Exhibits

Exhibit A-1	Legal Description of Woodland Hills Land

Exhibit A-2	Legal Description of Northridge Land

Exhibit A-3	Legal Description of Abington Land

Exhibit B-1	Permitted Exceptions (Woodland Hills)

Exhibit B-2	Permitted Exceptions (Northridge)

Exhibit B-3	Permitted Exceptions (Abington)

Exhibit C	Title Requirements

Exhibit D	Survey Requirements

Exhibit E	Insurance Requirements

Exhibit F	Form of Covenant Compliance Certificate

Schedules

Schedule 2.1	Certain Permitted Distributions

Schedule 3.1(s)	Principal Places of Business

Schedule 3.1(w)(i)	Certain Health Care Permit Disclosures

Schedule 3.1(w)(ii)	List of Health Care Permits by Project

Schedule 9.1(b)	Base Release Prices

Schedule 9.2	Special Post-Closing Deliveries to Lender

Schedule 9.4	Repairs, Replacements, Renovations and Other Work — Critical and Other Items

Schedule 10.1(bb)	Permitted Affiliate Transactions

v

SECURED LOAN AGREEMENT

THIS SECURED LOAN AGREEMENT (“Agreement”) is made as of December 28, 2012, by and among WOODLAND HILLS HC PROPERTY HOLDINGS, LLC, NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC, APH&R PROPERTY HOLDINGS, LLC, WOODLAND HILLS HC NURSING, LLC, NORTHRIDGE HC&R NURSING, LLC, APH&R NURSING, LLC, each a Georgia limited liability company (each a “Borrower,” and together, the “Borrowers”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, its successors and assigns (“Lender”).

W I T N E S S E T H:

RECITALS

A.                                    Woodland Hills HC Property Holdings, LLC (“Woodland Hills PropCo”) holds fee simple estate in certain real property located in the City of Little Rock, Pulaski County, Arkansas, which is legally described in Exhibit A-1 attached hereto (the “Woodland Hills Land”), together with all improvements located thereon, including the 140-bed skilled nursing facility known as “Woodland Hills Healthcare and Rehabilitation” (the “Woodland Hills Improvements”).  The Woodland Hills Land and the Woodland Hills Improvements (collectively referred to herein as the “Woodland Hills Project”) are leased to, and operated by, Woodland Hills HC Nursing, LLC (the “Woodland Hills Tenant”).

B.                                    Northridge HC&R Property Holdings, LLC (“Northridge PropCo”) holds fee simple estate in certain real property located in the City of Little Rock, Pulaski County, Arkansas, which is legally described in Exhibit A-2 attached hereto (the “Northridge Land”), together with all improvements located thereon, including the 140-bed skilled nursing facility known as “Northridge Healthcare and Rehabilitation” (the “Northridge Improvements”).  The Northridge Land and the Northridge Improvements (collectively referred to herein as the “Northridge Project) are leased to, and operated by, Northridge HC&R Nursing, LLC (the “Northridge Tenant”).

C.                                    APH&R HC Property Holdings, LLC (“Abington PropCo”) holds fee simple estate in certain real property located in the City of Little Rock, Pulaski County, Arkansas, which is legally described in Exhibit A-3 attached hereto (the “Abington Land,” together with the Woodland Hills Land and the Northridge Land sometimes collectively referred to herein as the “Land”) all improvements located thereon, including the 120-bed skilled nursing facility currently known as “Abington Place Health and Rehab Center” and also to be known as “Cumberland Health and Rehabilitation Center” (the “Abington Improvements”).  The Abington Land and the Abington Improvements (collectively referred to herein as the “Abington Project”) are leased to, and operated by, APH&R Nursing, LLC (the “Abington Tenant”)

D.                                    The Woodland Hills Land, the Northridge Land and the Abington Land are sometimes collectively referred to herein as the “Land”.  The Woodland Hills Improvements, the Northridge Improvements  and the Abington Improvements are sometimes collectively referred to herein as the “Improvements”.  Woodland Hills PropCo, Northridge PropCo and Abington PropCo are sometimes collectively referred to herein as the “PropCo’s” and individually as a

“PropCo”.  Woodland Hills Tenant, Northridge Tenant and Abington Tenant are sometimes collectively referred to herein as the “Tenants” and individually as a “Tenant”.

E.                                     Prior to the date hereof, Borrowers requested Lender make a loan in an amount of Sixteen Million Five Hundred Thousand and No/100 Dollars, ($16,500,000.00) (the “Loan”) to refinance the Projects, and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INCORPORATION OF RECITALS AND EXHIBITS

1.1                               Incorporation of Recitals.  The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2                               Incorporation of Schedules and Exhibits.  Exhibits A through F and Schedules 2.1, 3.1(s), 3.1(w)(i), 3.1(w)(ii), 9.1(b), 9.2, 9.4 and 10.1(bb), inclusive, attached hereto are incorporated herein and expressly made a part hereof by this reference.

ARTICLE 2
DEFINITIONS

2.1                               Defined Terms.  The following terms as used herein shall have the following meanings:

Abington Adjusted EBITDA:  For any period, Net Operating Income of Abington Borrowers on a combined basis and after the elimination of intercompany items, plus the sum of the following, without duplication and only to the extent such amounts are deducted from Gross Revenues of Abington Borrowers in the calculation of their Net Operating Income for such period: (i) Interest Expense, (ii) provisions for taxes based on income; (iii) depreciation expense; and (iv) amortization expense.

Abington Borrowers:  Abington PropCo and Abington Tenant, jointly and severally.

Abington Improvements:  As such term is defined in Recital C of this Agreement.

Abington Land:  As such term is defined in Recital C of this Agreement.

Abington Lease:  The Facility Lease dated June 1, 2012, by and between Abington PropCo, as lessor, and Abington Tenant, as lessee, relating to the Abington Project.

Abington Project:  The collective reference to (i) the Abington Land, together with all buildings, structures and improvements located or to be located thereon, including the Abington Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

Abington PropCo:  As such term is defined in Recital C to this Agreement.

Abington Tenant:  As such term is defined in Recital C of this Agreement.

AdCare OpCo:  AdCare Operations, LLC, a Georgia limited liability company and the sole member of each Tenant.

AdCare OpCo Guaranty: As such term is defined in Section 4.2(e).

Adjusted Base Rate:  An interest rate per annum equal to the sum of (a) the Base Rate, plus (b) the Applicable Margin.  Any change in the Adjusted Base Rate shall be effective immediately from and after a change in the Adjusted Base Rate (or the Federal Funds Effective Rate, as applicable).

Adjusted LIBOR Rate: For any LIBOR Rate Interest Period, an interest rate per annum equal to the sum of (i) the rate obtained by dividing (1) the LIBOR Rate for such LIBOR Rate Interest Period by (2) a percentage equal to one hundred percent (100%) minus the Reserve Percentage for such LIBOR Rate Interest Period, and (ii) the Applicable Margin.

Affiliate: With respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person.  Without limiting the generality of the foregoing, Christopher F. Brogdon shall be deemed to be an Affiliate of the Loan Parties so long as he either owns or controls (directly or indirectly) more than five percent (5%) of Parent’s issued and outstanding common stock, is a member (whether ex-officio or otherwise) of Parent’s or any other Loan Party’s Governing Body or is an officer or manager of the Parent or any other Loan Party.

Agreement:  This Secured Loan Agreement.

APH:  AdCare Property Holdings, LLC, an Ohio limited liability company, and a wholly owned Subsidiary of Parent.

APH Guaranty:  As such term is defined in Section 4.2(d).

Applicable Margin: Four and one-quarter percent (4.25%).

Applicable Rate:  As such term is defined in Section 5.1(a).

Applicable Release Price:  As such term is defined in Section 9.1(b).

Appraisal:  An MAI certified appraisal of the Projects performed in accordance with FIRREA and Lender’s appraisal requirements by an appraiser selected and retained by Lender.

Approved Residency Agreements:  Shall mean all Residency Agreements executed by Borrower in accordance with Section 10.1(i).

Assignments of Rents:  As such term is defined in Section 4.2(h).

Assumed Debt Service:  For any period, the aggregate installments of principal and interest that would be required for the Loan, calculated based upon a thirty (30) year amortization schedule and an assumed per annum interest rate of six and one-half percent (6.50%).

Authorized Representative:  As such term is defined in Section 16.15.

Bankruptcy Code:  As such term is defined in Section 14.1(h).

Base Rate:  For any day, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of:

(i)                                     the rate of interest established by KeyBank National Association, from time to time, as its “prime rate,” whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit;

(ii)                                  the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and

(iii)                               the Daily LIBOR Rate plus one hundred basis points (100 bp).

Borrower or Borrowers:  As such terms are defined in the introductory paragraph of this Agreement.

Borrower Total Adjusted EBITDA:  For any period, Borrower Total EBITDA, adjusted to reflect assumed management fees of five percent (5%) of Gross Revenues of Borrowers and a $1,000 per bed, per year replacement reserve for each of the Projects.

Borrower Total EBITDA:  For any period, Net Operating Income of Borrowers, on a combined basis and after the elimination of intercompany items, plus the sum of the following, without duplication and only to the extent such amounts are deducted from Gross Revenues in the calculation of their Net Operating Income for such period: (i) Interest Expense, (ii) provisions for taxes based on income; (iii) depreciation expense; and (iv) amortization expense.

Breakage Costs:  Collectively, (a) the cost to Lender of re-employing funds bearing interest at an Adjusted LIBOR Rate, incurred (or expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at an Adjusted LIBOR Rate prior to the termination of any applicable LIBOR Rate Interest Period, or (ii) the conversion of an Adjusted LIBOR Rate to any other applicable interest rate on a date other than the last day of the relevant interest period, and (b) any amounts payable by a Borrower under any Interest Rate Agreement in connection with termination of such Agreement.

Business Day:  A day of the year on which banks are not required or authorized to close in Brooklyn, Ohio or in Atlanta, Georgia.

Capital Lease Obligations: For any period and with respect to any Person, the obligations of such Person to pay rent or other amounts constituting payments of principal under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Cash Collateral Account:  As such term is defined in Section 8.1(d).

Cash Collateral Amount:  As such term is defined in Section 8.1(d).

Cash Equivalents:  (i) Securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within ninety (90) days from the date of acquisition, or capable of being readily traded, (ii) commercial paper issued by any Person organized under the Laws of the United States of America, maturing within ninety (90) days from the date of acquisition and, at the time of acquisition, having a rating of at least “A-1” or the equivalent thereof by Standard & Poor’s Ratings Services (“S&P”) or at least “P-1” or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”), (iii) time deposits (which shall not include demand deposit accounts) and certificates of deposit maturing within ninety (90) days from the date of issuance and issued by Lender, PrivateBank, or a bank or trust company organized under the Laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least “A” or the equivalent thereof by S&P or at least “A2” or the equivalent thereof by Moody’s, (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with Lender, PrivateBank or any bank or trust company meeting the qualifications specified in clause (iii) above, (v) money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above, and (vi) annuity investments with a maturity date of no more than three (3) years, in an investment fund the substantial majority of whose assets consist of bonds issued by corporations having an unsecured debt rating of “BBB” or better from either S&P or Moody’s, or other cash equivalents described in clauses (i) through (v) above.

CHAMPUS:  Means, collectively, the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United State Departments of Defense, Health and Human Services and Transportation, and all laws, rules, regulations, manuals, order, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 10 U.S.C. §§ 1071-1110a or elsewhere) affecting such program; and (b) all rules, regulations (include 32 C.F.R. Part 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended.

CHAMPVA:  Shall mean, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veteran Affairs, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in 38 U.S.C. § 1781 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA; and (b) all rules, regulations (including 38 C.F.R. Part 17), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

Change in Control:  An event or series of events by which (i) Parent ceases to be the direct owner of 100% of all of the issued and outstanding equity interests in APH and AdCare OpCo, or either of them, (ii) APH ceases to be the direct owner of 100% of all of the issued and outstanding equity interests in the PropCo’s, or any of them, (iii) AdCare OpCo ceases to be the direct owner of 100% of all of the issued and outstanding equity interests in the Tenants, or any of them, or (iv) any Person or group of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of equity interests of Parent representing voting power having the right to elect at least 49% of the members of Parent’s board of directors.

CMS: The Centers for Medicare and Medicaid Services, the entity within the United States Department of Health and Human Services responsible for administering the Medicare program and the federal aspects of the Medicaid programs, directly and through its fiscal intermediaries and agents, and any successor entities.

Collateral:  The “Premises” (as defined in the Mortgages), the “Collateral” (as defined in the Security Agreements and in the Pledge Agreements), moneys on deposit in the Cash Collateral Account from time to time, and all of the other property, rights and interests of the Loan Parties which are or are intended to be subject to the security interests, security title, liens and mortgages created by the Loan Documents, including but not limited to the Projects.

Control:  As such term is used with respect to any Person, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Daily LIBOR Rate:  The rate of interest calculated by Lender on a daily basis equal to the one month rate of interest (rounded upward to the next highest 1/16th of 1%) of the one month London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the second preceding LIBOR Business Day; as determined and adjusted from time to time in Lender’s sole discretion.

Default or Default:  Any event, circumstance or condition which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate:  A rate per annum equal to four percent (400 basis points) over the Adjusted Base Rate.

Distributions:  In connection with any Person with respect to which the term is used, any of the following: (i) any dividend or distribution of money or property to any owner of a direct or indirect equity interest in such entity (a “Principal”), or to any Affiliate of any Principal, (ii) any loan or advance to any Principal, or to any Affiliate of any Principal,  (iii) any payment of principal or interest on any Indebtedness due to any Principal, or to any Affiliate of any Principal, and (iv) any payment of any fees or other compensation to any Principal or any Affiliate of any Principal, except in the case of clause (iv), other than (A) any payment of fees under a Management Agreement permitted under this Agreement, (B) and any rent payable under the Facility Leases (in each instance subject to any restrictions contained in another Loan Document),  and (C) any other fees and compensation described on Schedule 2.1 hereto.

Environmental Law: shall mean all applicable laws, statutes, enactments, orders, regulations, rules and ordinances of any Governmental Authority relating to pollution or protection of human health, safety, the environment, natural resources or laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials, including, without limitation (as applicable), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act, 29 U.S.C. §653 et seq.), and the regulations promulgated pursuant thereto, as amended from time to time.

Environmental Proceedings:  As such term is defined in Section 3.1(b).

Environmental Report:  As such term is defined in Section 8.1(o).

ERISA:  The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default:  As such term is defined in Article 14.

Exit Fee:  As such term is defined in Section 7.7.

Extended Maturity Date:  August 31, 2015.

Extension Option:  As such term is defined in Section 4.3(b).

Facility Leases:  Collectively, the Woodland Hills Lease, the Northridge Lease and the Abington Lease, and each individually, a Facility Lease.

Federal Funds Effective Rate:  Shall mean, for any day, the rate per annum (rounded upward to the nearest on one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Final Maturity Date:  The date on which the Note matures, whether by acceleration, lapse of time or otherwise; provided, that such date shall be the Initial Maturity Date, subject to the Extension Option pursuant to which Borrowers may extend the Initial Maturity Date to the Extended Maturity Date in accordance herewith, in each case unless earlier accelerated as permitted herein or in any Loan Document.

FIRREA:  The Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

GAAP or Generally Accepted Accounting Principles:  Accounting principles and practices generally accepted in the United States of America and recognized by the Financial Accounting Standards Board.

Governing Body:  When used with respect to any Person, its Board of Directors, Board of Trustees, or other board, committee or group of individuals in which the powers of a Board of Directors or Board of Trustees is vested generally or for the specific matters under consideration.

Governmental Approvals:  As such term is defined in  Section 3.1(h).

Governmental Authority:  Any federal, state, county or municipal government, or political subdivision thereof; any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

Gross Revenues:  For any period and for any Person, all revenues of such Person, determined on a cash basis, derived from the ownership, operation, use, leasing and occupancy of the Projects during such period; provided, however, that in no event shall Gross Revenues include (i) any loan proceeds, (ii) proceeds or payments under insurance policies (except proceeds of business interruption insurance); (iii) condemnation proceeds; (iv) any security deposits received from tenants in the Projects, unless and until the same are applied to rent or other obligations in accordance with the tenant’s lease; or (v) any other extraordinary items.

Guarantor:  Either of the Parent, APH or AdCare OpCo, individually.

Guarantors:  The collective reference to Parent, APH and AdCare OpCo.

Guaranties:  Collectively, the Parent Guaranty, the APH Guaranty and the AdCare OpCo Guaranty, each of which, individually, is sometimes referred to herein as a Guaranty.

Hazardous Material:  Gasoline, petroleum, asbestos containing materials, lead, explosives, radioactive materials or any materials or substances which are defined or regulated as dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or as a pollutant or contaminant under any Law of any Governmental Authority having jurisdiction over the Projects or any portion thereof or its use, including: (i) any “hazardous substance”, “pollutant”, or “contaminant” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601 as may be amended from time to time, or any state or local equivalents, or any “superlien” Law, including the judicial interpretations thereof; (ii) any material defined as “hazardous” pursuant to 40 C.F.R. Part 260; (iii) any petroleum, including crude oil or any fraction thereof; (iv) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (v) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vi) any other toxic substance or contaminant that is subject to any other Law or other past or present requirement of any Governmental Authority, as any such acts and laws may be amended, modified or supplemented from time to time.

Health Care Permit:  Any and all licenses, provisional licenses, Joint Commission and/or other accreditations, franchising rights to conduct business, approvals by a Governmental Authority, authorizations, certificates of need, consents, qualifications, operating authority, and/or any other permit that is related to the provision of health care services required by any applicable Governmental Authority or otherwise necessary for Borrower to operate its business or to own, lease, operate or manage the Projects.

Hedging Obligations:  With respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collateral protection agreements, forward rate currency or interest rate options, puts and warrants, commodity futures, forwards, swaps and options, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

HIPAA:  The Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, and Title 45, Parts 160 and 164 of the Code of Federal Regulations, as amended, and any other related laws.

Implied Debt Service Coverage:  With respect to any applicable period, the ratio of (a) Borrower Total Adjusted EBITDA for such period, to (b) Assumed Debt Service.

Impound Account:  As such term is defined in Section 4 of each of the Mortgages, and sometimes referred to collectively as the “Impound Accounts”.

Improvements:  As such term is defined in Recital D of this Agreement.

Indebtedness:  As to any Person, without duplication:  (i) all indebtedness of such Person for borrowed money; (ii) any other indebtedness which is evidenced by a bond, debenture or similar instrument or upon which interest charges are traditionally paid; (iii) all Capital Lease Obligations of such Person; (iv) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and current accrued expenses, not the result of borrowing, arising in the ordinary course of business); (iv) all reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (v) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien, but only to the extent of the value of the Property subject to such Lien (or, if less, the amount of the underlying indebtedness, liability or obligation); (vi) net liabilities of such Person in respect of Hedging Obligations (calculated on a basis satisfactory to the Agent and in accordance with accepted practice); (vii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (viii) all obligations of such Person to pay rent or other amounts under any Synthetic Lease; (ix) all Indebtedness of another entity to the extent such Person is liable therefor (including any partnership in which such Person is a general partner and including any unlimited liability corporation) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor; and (x) all Contingent Obligations of such Person with respect to Indebtedness of others; provided, that such term shall not mean or include (A) any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Agent in trust for the payment thereof, or (B) any operating leases entered into in the ordinary course of business (to the extent such operating leases do not constitute Capital Lease Obligations or Synthetic Leases).

Indemnity:  As such term is defined in Section 4.2(i).

Initial Maturity Date:  February 27, 2015.

Interest Rate Agreement:  The document or instrument evidencing or creating any Interest Rate Protection Product which shall remain in effect from, or subsequent to, the Loan Opening Date.

Interest Rate Protection Product:  A floating-to-fixed derivative, or other acceptable “cap” or limitation obtained by any Borrower, at its expense, to protect such Borrower from increases in the applicable LIBOR Rate, in an amount approved by Lender.

Investment:  Any loan or advance to any Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

Joint Commission:  The Joint Commission, formerly known as the Joint Commission on Accreditation of Healthcare Organizations, and any successor organization.

Land:  As such term is defined in Recital D of this Agreement.

Late Charge:  As such term is defined in Section 4.6.

Laws:  Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Leases:  The collective reference to all leases, subleases and occupancy agreements affecting a Project or any part thereof now existing or hereafter executed and all amendments, modifications or supplements thereto.

LIBOR Business Day:  A Business Day on which dealings in U.S. dollars are carried on in the London Interbank Market.

LIBOR Rate:  For any LIBOR Rate Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown by Reuters at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such LIBOR Rate Interest Period with a maturity approximately equal to such LIBOR Rate Interest Period and in an amount approximately equal to the amount to which such LIBOR Rate Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Reuters no longer reports such rate or Lender determines in good faith that the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market, Lender may select a replacement index.

LIBOR Rate Interest Period:  With respect to each amount bearing interest at a LIBOR based rate, a period of one month, to the extent deposits with such maturities are available to Lender, commencing on a LIBOR Business Day, as selected by Borrower provided, however, that (i) any LIBOR Rate Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall continue to and end on the next succeeding LIBOR Business Day, unless the result would be that such LIBOR Rate Interest Period would be extended to the next succeeding calendar month, in which case such LIBOR Rate Interest Period shall end on the next preceding LIBOR Business Day, (ii) any LIBOR Rate Interest Period which begins on a day for which there is no numerically corresponding date in the calendar month in which such LIBOR Rate Interest Period would otherwise end shall instead end on the last LIBOR Business Day of such calendar month, and (iii) Borrower may not select a LIBOR Rate Interest Period which would end after the Final Maturity Date.

Loan:  As such term is defined in Recital E of this Agreement.

Loan Amount:  The original principal amount of the Loan as set forth in Section 4.1(a) and as reduced by principal payments, if any, made from time to time.

Loan Documents:  The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents, instruments and agreements entered into from time to time, evidencing, guaranteeing or securing the Loan or any obligation of payment thereof or performance of Borrowers’ obligations in connection with the transaction contemplated hereunder and any Interest Rate Agreements, or otherwise executed and delivered by Loan Parties, or any of them, in connection with the transactions contemplated herein each as amended from time to time.

Loan Opening Date:  The date of this Agreement.

Loan Parties:  Collectively, Borrowers and Guarantors, and each individually sometimes referred to herein as a “Loan Party”.

Management Agreement:  As such term is defined in Section 8.1(k).

Material Adverse Change:  The occurrence of an event or the existence of a fact or circumstance giving rise to a Material Adverse Effect.

Material Adverse Effect:  A material adverse affect on (a) the business, condition (financial or otherwise), operations, performance or properties of any Borrower or any Project, (b) the ability of Loan Parties, taken as a whole to perform their obligations under the Loan Document to which it is a party from time to time or (c) the priority of any lien or security interest of Lender relating to a material part of the Collateral as provided under the terms of any Loan Document.

Medicaid: Collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program; (b) all state statutes, regulations and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

Medicaid Provider/Supplier Agreement:  An agreement entered into between a provider or supplier, as defined under 42 U.S.C. 1395(x), pursuant to 42 U.S.C. 1395cc, or a similar agreement entered into between any federal or state agency or other entity administering Medicaid in such state, or any other grant of authority by CMS or any federal or state agency or other entity administering Medicaid in such state, under which the health care facility, supplier or physician is authorized to provide medical goods and services to Medicaid recipients and to be reimbursed by Medicaid for such goods and services.

Medicare:  Collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

Medicare Provider/Supplier Agreement: An agreement entered into between a provider or supplier, as defined under 42 U.S.C. 1395(x), pursuant to 42 U.S.C. 1395cc, or a similar agreement entered into between any federal or state agency or other entity administering Medicare in such state, or other grant of authority by CMS or any federal or state agency or other entity administering Medicare in such state, under which the health care facility, supplier or physician is authorized to provide medical goods and services to Medicare patients and to be reimbursed by Medicare for such goods and services.

Mortgages:  Collectively, the Woodland Hills Mortgage, the Northridge Mortgage and the Abington Mortgage (each as defined in Section 4.2(b)), and each individually, a “Mortgage”.

Net Operating Income or NOI:  For any applicable period, with respect to any Person, all Gross Revenues based upon the most current operating statements then in Lender’s possession less all Operating Expenses incurred by such Person for such period (as reasonably approved by Lender) in connection with its ownership and operation of their properties and assets, including, without limitation, real estate taxes and insurance premiums.

Northridge Borrowers:  Collectively, Northridge PropCo and Northridge Tenant.

Northridge Land:  As such term is defined in Recital B of this Agreement.

Northridge Lease:  The Facility Lease dated April 1, 2012, by and between Northridge PropCo, as lessor, and Northridge Tenant, as lessee, relating to the Northridge Project.

Northridge Project:  The collective reference to (i) the Northridge Land, together with all buildings, structures and improvements located or to be located thereon, including the Northridge Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

Northridge PropCo:  As such term is defined in Recital B to this Agreement.

Note:  The promissory note executed by Borrowers pursuant to Section 4.2(a).

Obligations.  All indebtedness, obligations and liabilities of Borrowers, individually or collectively, to Lender under this Agreement or any of the other Loan Documents or in respect of the Loan or the Note, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise (including, without limitation, advances made by Lender to protect or preserve the Collateral or the security interests therein), and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under the United States Bankruptcy Code or other similar federal or state law, naming such Person as the debtor in such proceeding, regardless of whether or not such interest and fees are allowed claims in such proceeding.  To the extent this definition of “Obligations” is referenced in any Loan Document, the definition shall also include any Indebtedness, obligations and liabilities of Borrowers under any and all Interest Rate Agreements.

Opening of the Loan or Loan Opening:  The disbursement of proceeds of the Loan.

Operating Accounts:  Collectively, the PropCo Operating Accounts and the Tenant Operating Accounts, and each individually, an “Operating Account”.

Operating Expenses:  For any period, with respect to any Person, the actual costs and expenses of owning, operating, managing and maintaining their properties and assets during such period incurred by such Person, determined on a cash basis (except for real and personal property taxes and insurance premiums, which shall be determined on an accrual basis), including, (i) an annual replacement reserve equal to $1,000 per bed, and (ii) a five percent (5.0%) management fee, excepting, however, (x) interest and principal due on Indebtedness, (y) depreciation and amortization, and (z) actual capital expenditures during the applicable period.

Operating Statement:  As such term is defined in Section 10.1(m)(viii).

Parent:  AdCare Health Systems, Inc., an Ohio corporation.

Parent Guaranty:  As such term is defined in Section 4.2(c).

Permitted Exceptions:  (i) As of the date hereof, with respect to each Project, those matters listed on Exhibits B-1, B-2 and B-3  hereto (as applicable) to which title to the respective Projects may be subject at the Loan Opening, and (ii) at all times thereafter, such exceptions covered by (i) along with the liens and security interests created by the Mortgages or other Loan Documents; statutory liens for ad valorem taxes, standby fees and other governmental charges which are not yet delinquent at the time in question or are being contested in accordance with the requirements of the Loan Documents; rights of tenants under Approved Leases; other liens and security interests (if any) in favor of Lender; and mechanics’ liens being contested in accordance with the requirements of the Loan Documents, and such other title exceptions as Lender may approve in writing.

Permitted Investments:  Such term means the following:

(a)                                 Cash Equivalents;

(b)                                 Purchases and acquisitions of inventory, supplies, materials and equipment in the ordinary course of business;

(c)                                  Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business or prepaid expenses incurred in the ordinary course of business;

(d)                                 Without duplication, Investments consisting of Indebtedness permitted by the terms of this Agreement;

(e)                                  Investments existing on the Loan Opening Date;

(f)                                   Other Investments made in accordance with Parent’s or the applicable Borrower’s investment policy as in effect on the date of this Agreement, or as it may be amended with the Bank’s prior written consent, which will not be unreasonably withheld, delayed or conditioned;

(g)                                  Investments arising under Interest Rate Agreements that otherwise qualify as Indebtedness permitted under the terms of this Agreement;

(h)                                 Investments by any Borrower in or to another Borrower, and Investments by Parent in or to any of its Subsidiaries; and

(i)                                     Any other Investments that may be approved in writing by Lender from time to time.

Permitted Substances:  Substances used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities by any Tenant in the ordinary course of its business, or by any Borrower or Tenant and its contractors and subcontractors in the course of construction on any Project, and in the case of all of the foregoing, in compliance with all Environmental Laws.

Pledge Agreements:  Collectively, the pledge and security agreements required to be delivered by APH and AdCare OpCo to Lender pursuant to Sections 4.2(f) and (g), and each individually, a “Pledge Agreement”.

PrivateBank:  The PrivateBank and Trust Company, an Illinois banking corporation.

Projects:  As such term is defined in Recital D of this Agreement.

PropCo Operating Accounts:  As such term is defined in Section 10.1(dd)(i).

PropCo’s:  As such term is defined in Recital D of this Agreement.

Property Condition Report:  As such term is defined in Section 8.1(g).

Reimbursement Approvals: shall mean, with respect to all Third Party Payor Arrangements, any and all certifications, provider numbers, provider agreements (including, without limitation, Medicare Provider/Supplier Agreements and Medicaid Provider/Supplier Agreements), participation agreements, accreditations (including Joint Commission accreditation) and/or any other agreements with or approvals by organizations and Governmental Authorities.

Remaining Project:  As such term is defined in Section 9.1(b).

Reserve Percentage:  For any LIBOR Rate Interest Period, that percentage which is specified three (3) Business Days before the first day of such LIBOR Rate Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such LIBOR Rate Interest Period and with a maturity equal to such LIBOR Rate Interest Period.

Residency Agreements:  With respect to any Project, the agreements entered into from time to time between the applicable Tenant and residents of that Project, which shall be in substantially in form of the standard residency agreement form submitted to Lender pursuant to Section 8.1(q), or otherwise approved in writing by Lender.

Security Agreements:  As such term is defined in Section 4.2(k).

Sinking Fund Account:  As such term is defined in Section 4.4(b).

Sinking Fund Payment:  For each calendar month during any Sinking Fund Period, an amount equal to one hundred percent (100%) of Borrower Total Adjusted EBITDA for the second preceding calendar month.  For illustrative purposes, the Sinking Fund Payment due and payable on March 1 would be determined based upon Borrower Total Adjusted EBITDA for the preceding January, as required to be reported by Borrowers to Lender in mid-February.

Sinking Fund Period:  Any period (i) commencing upon the occurrence of any Event of Default and ending on (ii) the date, if any, on which Lender waives such Event of Default in writing, or (ii) commencing on the date on which Lender receives a Compliance Certificate disclosing that Abington Adjusted EBITDA for any period required to be tested did not meet the applicable minimum amount specified in Section 4.4(b), and ending on the date Lender receives a Compliance Certificate certifying that, for any subsequent period required to be tested under Section 4.4(b),  Abington Borrowers have achieved the minimum Abington Adjusted EBITDA amount specified in said Section.

State:  The State of Arkansas.

Subsidiary:  With respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interest entitled to vote in the election of the Person or Persons (whether directors, manager, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management of policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

Synthetic Lease:  Any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease or other arrangement is required or is permitted to be classified and accounted for as an operating lease under GAAP, but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

Tenant Operating Accounts:  As such term is defined in Section 10.1(dd)(ii).

Tenants:  As such term is defined in Recital D of this Agreement.

Third-Party Payor Arrangements:  Any and all arrangements with Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE and any other Governmental Authority, or quasi-public agency, any and all managed care plans and organizations, including but not limited to health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other  third-party arrangements, plans or programs for payment or reimbursement in connection with health services, products or supplies.

Title Insurer:  First American Title Insurance Company or such other title insurance company licensed in the State as may be approved in writing by Lender.

Title Policies:  As such term is defined in Section 8.1(a).

Transfer:  As such term is defined in Section 12.2.

TRICARE:  Shall mean, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, which program was formerly known as the Civilian Health and Medical Program of the Uniformed Services (CHAMPUS), and all laws, rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

Woodland Hills Improvements: As such term is defined in Recital A of this Agreement.

Woodland Hills Land:  As such term is defined in Recital A of this Agreement.

Woodland Hills Lease:  The Facility Lease dated April 1, 2012, by and between Woodland Hills PropCo, as lessor, and Woodland Hills Tenant, as lessee, relating to the Woodland Hills Project.

Woodland Hills Project:  The collective reference to (i) the Woodland Hills Land, together with all buildings, structures and improvements located or to be located thereon,

including the Woodland Hills Improvements, (ii) all rights, privileges, easements and hereditaments relating or appertaining thereto, and (iii) all personal property, fixtures and equipment required or beneficial for the operation thereof.

Woodland Hills PropCo:  As such term is defined in Recital A of this Agreement.

Working Capital Financing:  The $10,600,000.00 revolving credit facility from PrivateBank in favor of Working Capital Line Borrowers, secured by all or substantially all of the personal property of each Working Capital Line Borrower, pursuant to the Working Capital Financing Agreement, as such credit facility may be modified, amended, renewed, extended, increased or restated from time to time.

Working Capital Financing Agreement:  The Loan and Security Agreement dated as of September 20, 2102, by and among Working Capital Line Borrowers and PrivateBank, as amended, prior to the Loan Opening Date.

Working Capital Line Borrowers:  Tenants and certain other operating company Subsidiaries of AdCare OpCo party to the Working Capital Financing immediately prior to the Loan Opening Date.

2.2                               Other Definitional Provisions; Computation of Time Periods.  All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgages or any other Loan Documents, or any certificate or other document made or delivered pursuant hereto.  The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.  For purposes of computation of time periods hereunder, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “through and including”.

ARTICLE 3
BORROWERS’ REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties.  To induce Lender to execute this Agreement and perform its obligations hereunder, Borrowers hereby represent and warrant to Lender as follows:

(a)                                 Each PropCo has fee simple title to its Project, subject only to the Permitted Exceptions.  Each Tenant has leasehold title to its Project under its respective Facility Lease.  No “event of default” or any fact or circumstance which, notice or the passage of time (or both) would constitute an “event of default” exists with respect to any of the Facility Leases.

(b)                                 No litigation or proceedings are pending, or to the best of Borrowers’ actual knowledge threatened, against any Borrower or Guarantor, which could, if adversely determined, have a Material Adverse Effect. Based on and subject to the Environmental Report, Borrowers have no actual knowledge of any pending environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to any of the Projects (collectively, “Environmental Proceedings”), and Borrowers have no actual knowledge of any Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(c)                                  Each Borrower is a duly organized and validly existing Georgia limited liability company, is duly qualified as a foreign limited liability company under the laws of the State, and has full power and authority to execute, deliver and perform all Loan Documents to which it is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of such Borrower and its sole member.

(d)                                 Except as has already been obtained or as otherwise permitted in this Agreement, no consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner or member of any Borrower, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents to which Borrowers are respectively a party other than the recordation of the Mortgages and the Assignments of Rents, and filing of UCC-1 Financing Statements.

(e)                                  The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the Mortgages and other security interests and assignments under the other Loan Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which any Borrower is a party or may be bound or affected, or a violation of any law or court order which may affect any of the Projects, any part thereof, any interest therein, or the use thereof.

(f)                                   There is no default under this Agreement or the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.  There is no default or event of default any documents evidencing, guaranteeing or securing Indebtedness being refinanced by the Loan, and such Indebtedness is not subject to any forbearance arrangement.

(g)                                  (i) No condemnation of any Project or any portion thereof, (ii) no condemnation or relocation of any roadways abutting any Project, and (iii) no proceeding to deny access to any Project from any point or planned point of access to such Project, has commenced or, to the best of Borrowers’ knowledge, is contemplated by any Governmental Authority.

(h)                                 The Projects and the use thereof for their current use do not violate (i) any applicable Laws (including subdivision, zoning, building, environmental protection and wetland protection Laws), or (ii) any building permits, restrictions of record, or agreements affecting the Projects or any part thereof, other than any violation which could not reasonably be expected to have a Material Adverse Effect.  Neither the zoning authorizations, approvals or variances nor any other right to own or to use the Projects is to any extent dependent upon or related to any real estate other than the Land applicable to the respective Projects.  All material and applicable consents, licenses and permits and all other authorizations or approvals (collectively, “Governmental Approvals”) required for the ownership and use of each Project have been obtained and remain in full force and effect.

(i)                                     Each Project has adequate water, gas and electrical supply, storm and sanitary sewerage facilities, other required public utilities, fire and police protection, and means of access between such Project and public highways; none of the foregoing will be foreseeably delayed or impeded by virtue of any requirements under any applicable Laws.

(j)                                    No brokerage fees or commissions are payable by or to any Person in connection with this Agreement or the Loan to be disbursed hereunder.

(k)                                 All financial statements and other information previously furnished by Loan Parties to Lender in connection with the Loan are true, complete and correct and fairly present the financial conditions of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change has occurred the respective dates of such statements and information, which has not otherwise been disclosed to Lender in writing.  Loan Parties have no material liability, contingent or otherwise, not disclosed in such financial statements.

(l)                                     Subject to the Environmental Report, as of the date hereof, (i) each Project is in a clean, safe and healthful condition, and is free of all Hazardous Material, other than Permitted Substances, and is in compliance with all applicable Laws; (ii) neither Borrowers nor, to the best actual knowledge of Borrowers, any other Person, has ever caused or permitted any Hazardous Material (other than Permitted Substances) to be transported to or from, placed, held, stored, located or disposed of on, under, at or in a manner to affect the Projects, or any part thereof, and the Projects have not ever been used (whether by Borrowers or, to the best actual knowledge of Borrowers, by any other Person) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material, except for Permitted Substances; (iii) none of the Projects or Borrowers are subject to any existing, pending or (to the best of Borrowers’ actual knowledge) threatened (A) investigation or inquiry by any Governmental Authority or (B) demand, settlement, litigation by any Governmental Authority or other third party, asserting any alleged violation of Environmental Law, and the Projects are not subject to any remedial obligations under any applicable Laws pertaining to health or the environment; and (iv) there are no underground tanks, vessels, or similar facilities for the storage, containment or accumulation of Hazardous Materials of any sort on, at, under or affecting the Projects, except with respect to Permitted Substances.

(m)                             Each Project is taxed separately without regard to any other property and for all purposes each Project may be mortgaged, conveyed and otherwise dealt with as an independent parcel.

(n)                                 Neither Borrowers nor their respective agents have entered into any Leases, subleases or other arrangements for occupancy of space within the Projects other than the Facility Leases and the Residency Agreements set forth on the occupancy list delivered to Lender in connection herewith.

(o)                                 No portion of the Improvements encroaches upon any property line, building line, setback line, side yard line or any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Projects.

(p)                                 The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

(q)                                 No Borrower is a party in interest to any plan defined or regulated under ERISA, and none of the assets of any Borrower are “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(r)                                    No Borrower is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(s)                                   Borrowers do not use any trade name other than its actual name set forth herein and their respective facility names set forth in Recitals A, B or C, as applicable.  The principal place of business of each Borrower is as stated in Schedule 3.1(s) attached hereto.

(t)                                    Each Borrower’s place of organization is the State of Georgia.

(u)                                 All statements set forth in the Recitals are true and correct.

(v)                                 No Borrower or Guarantor is (or will be) a person with whom Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support. Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, each Borrower hereby agrees to provide, and agrees to cause each Guarantor to provide, to the Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

(w)                               (i)                                     Except as disclosed on Schedule 3.1(w)(i):

(1)                                 (A) Borrowers now have all Health Care Permits necessary for the lawful conduct of its business or operations at the Projects and as planned to be conducted, including, without limitation, the ownership and operation of their respective Projects pursuant to all requirements of applicable Law, (B) all such Health Care Permits are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned, (C) Borrowers are complying with the requirements of each such Health Care Permit, and no event has occurred, and no condition exists, which, with the giving of notice, the passage of time, or both, would constitute a violation thereof, (D) no Borrower has received any written notice of any violation of any requirement of applicable Law, (E) no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time, or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Health Care  Permit, (F) there is no claim filed with any Governmental Authority of which any Borrower has been notified in writing, challenging the validity and effectiveness of any such Health Care Permit or the execution and performance of any of the Loan Documents.

(2)                                 Tenants, as licensed operators of the Projects, are entitled to participate in, and receive payment under, the appropriate Medicare, Medicaid, or any other federal or state health care program or any related reimbursement programs, and any similar state or local government-sponsored program, and to receive reimbursement from private and commercial payors and health maintenance organizations to the extent applicable thereto; and (ii) there are no proceedings pending or, to the knowledge of Borrowers, any proceedings threatened or investigations pending or threatened, by any Governmental Authority with respect to Tenants’ participation in the Medicare, Medicaid, or any other federal or state health care program or any related reimbursement programs.

(3)                                 No Loan Party: (i) has had a civil monetary penalty assessed against it under the Social Security Act (the “SSA”) Section 1128(a), other than nominal amounts for violations which were not of a material nature, (ii) has been excluded from participation under the Medicare, Medicaid, or any other federal or state health care program or any related reimbursement programs or under a state health care program as defined in the SSA Section 1128(h) (“State Health Care Program”), or (iii) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in the SSA Section 1127(a) and (b)(1), (2), (3):  (A) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program; (B) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; (C) criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local government agency; (D) federal or state laws relating to the interference with or obstruction of any investigations into any criminal offense described in (A) through (C) above; or (E) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.  Without limiting the generality of the foregoing, no Borrower is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicare, Medicaid, or any other federal or state health care program Provider/Supplier Agreement or other agreement or instrument to which any Borrower is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of the Medicare, Medicaid, or any other federal or state health care program enrollment of any Tenant.

(ii)                                  Schedule 3.1(w)(ii) contains a true, correct and complete list of all of the Health Care Permits in effect on the Loan Opening Date with respect to the Projects.

(x)                                 There are no strikes, lockouts or other labor disputes pending or threatened against any Borrower or Project, hours worked by and payment made to employees of any Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and no unfair labor practice complaint is pending, or threatened, against any Borrower before any governmental authority.

(y)                                 The outstanding principal amount of the Working Capital Financing as of the Loan Opening Date, immediately prior to the partial prepayment being made by or for the account of Tenants in order to secure the release of Tenants and their Collateral by PrivateBank, does not exceed $8,775,457.00.

Borrowers’ representations and warranties contained in this Section 3.1 shall be subject to any and all obligations to which Tenant is subject to under HIPAA.

3.2                               Survival of Representations and Warranties.  Borrowers agree that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter. It shall be a condition precedent to the Loan Opening that each of said representations and warranties is true and correct as of the date thereof.

ARTICLE 4
LOAN AND LOAN DOCUMENTS

4.1                               Agreement to Borrow and Lend; Lender’s Obligation to Disburse.  Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrowers agree to borrow the Loan from Lender, and Lender agrees to make the Loan to Borrowers, all for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement. If Lender consists of more than one party, the obligations of each such party with respect to the amount it has agreed to loan to Borrowers shall be several (and not joint and several) and shall be limited to its proportionate share of the Loan and of each advance.

(a)                                 The original principal amount of the Loan shall be Sixteen Million Five Hundred Thousand and No/100 Dollars ($16,500,000.00).  The Loan will be funded in a single lump sum advance on the Loan Opening Date. The Loan is non-revolving, and amounts repaid hereunder shall not be available for further borrowing hereunder.

(b)                                 Lender agrees, upon Borrowers’ compliance with and satisfaction of all conditions precedent to the Loan Opening and provided no Material Adverse Change has occurred with respect to any Loan Party or any of the Projects, and no default or Event of Default has occurred and is continuing hereunder, to open the Loan.

(c)                                  To the extent that Lender, may have acquiesced in noncompliance with any requirements precedent to the Opening of the Loan, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrowers to comply with all such requirements.

4.2                               Loan Documents.  Borrowers agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)                                 (i) A promissory note (the “Note”), executed by executed by Borrowers, jointly and severally, and payable to the order of Lender, evidencing the Loan.

(b)                                 (i) A mortgage, assignment of rents, security agreement and fixture filing (the “Woodland Hills Mortgage”), executed by Woodland Hills PropCo for the benefit of Lender securing the Obligations, granting a first priority lien on Woodland Hills PropCo’s fee simple interest in the Woodland Hills Project, subject only to the Permitted Exceptions applicable to the Woodland Hills Project; (ii) a mortgage, assignment of rents, security agreement and fixture filing (the “Northridge Mortgage”), executed by Northridge PropCo for the benefit of Lender securing the Obligations, granting a first priority lien on Northridge PropCo’s fee simple interest in the Northridge Project, subject only to the Permitted Exceptions applicable to the Northridge Project; and (iii) a mortgage, assignment of rents, security agreement and fixture filing (the “Abington Mortgage”), executed by Abington PropCo for the benefit of Lender securing the Obligations, granting a first priority lien on Abington PropCo’s fee simple interest in the Abington Project, subject only to the Permitted Exceptions applicable to the Abington Project.

(c)                                  A guaranty of payment (the “Parent Guaranty”) executed by the Parent and pursuant to which the Parent guarantees payment and performance of the Obligations.

(d)                                 A guaranty of payment (the “APH Guaranty”) executed by APH and pursuant to which APH guarantees payment and performance of the Obligations.

(e)                                  A guaranty of payment (the “AdCare OpCo Guaranty”) executed by AdCare OpCo and pursuant to which AdCare OpCo guarantees payment and performance of the Obligations (the Parent Guaranty, the APH Guaranty and the AdCare OpCo Guaranty being sometimes collectively referred to as the “Guaranties”).

(f)                                   A pledge and security agreement executed by APH in favor of Lender, pursuant to which APH pledges and grants a continuing first-priority security interest in and to all of the membership interests in each PropCo as security for the APH Guaranty and the other Obligations.

(g)                                  A pledge and security agreement executed by AdCare Operations in favor of Lender, pursuant to which AdCare Operations pledges and grants a continuing first-priority security interest in and to all of the membership interests in each Tenant as security for the AdCare Operations Guaranty and the other Obligations.

(h)                                 Separate assignments of rents and leases executed by Woodland Hills PropCo, Northridge PropCo and Abington PropCo with regard to their respective Projects, creating an absolute assignment of the rents and leases from those Projects to Lender as security for the Obligations (collectively, the “Assignments of Rents” and each individually and “Assignment of Rents”.

(i)                                     An environmental indemnity (“Indemnity”) from Borrowers and Guarantor indemnifying Lender with regard to all matters related to Hazardous Materials and other environmental matters.

(j)                                    An assignment and subordination agreement executed by Borrowers in favor of Lender and consented to by each manager under any Management Agreement.

(k)                                 A blanket security agreement executed by all PropCo’s and a blanket security agreement executed by all Tenants (each, a “Security Agreement,” and collectively, the “Security Agreements”), each in favor of Lender, granting to Lender a security interest in all or substantially all of the grantors’ respective personal property and fixtures.

(l)                                     Such UCC financing statements as Lender’s counsel determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

(m)                             Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

4.3                               Term of the Loan.

(a)                                 Unless the Loan is otherwise earlier prepaid or accelerated as permitted or required herein or under any other Loan Document, all principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Initial Maturity Date, subject to the Extension Option.  Lender shall not, however, be obligated to grant the Extension Option until the conditions precedent thereto are fully satisfied.  The terms and provisions of this Section 4.3 (and any extension of the Initial Maturity Date pursuant hereto) shall not constitute a waiver of the requirement that any modification of the Note or any of the other Loan Documents shall require the express written approval of Lender, no such approval (either expressed or implied) having been given as of the date hereof (other than as expressly set forth herein).  The Extension Option shall automatically expire and terminate, and shall thereafter be null and void, if Borrowers do not duly elect such extension option expressly in accordance therewith.

(b)                                 Borrowers shall have the right to extend the Initial Maturity Date for six (6) months (the “Extension Option”) provided that Borrowers satisfy the following conditions precedent:

(i)                                     The delivery by Borrower to Lender not less than sixty (60) days prior to the Initial Maturity Date (but not more than ninety (90) days prior to such Initial Maturity Date) of (a) written notice of Borrowers’ election to exercise the extension of the Initial Maturity Date (which notice shall also represent and warrant that as of the date thereof there exists, no uncured Default or Event of Default and that the Loan Parties are in compliance with their respective financial covenants set forth in Sections 10.1(w), (x) and (y) and in Paragraph 6 of the Parent Guaranty, tested as of the last day of the most recently ended calendar quarter or for the appropriate trailing period then ended, as the case may be) and (b) payment by Borrower to

Lender of an extension fee in an amount equal to the product of thirty-five basis points (0.35%) times the Loan Amount;

(ii)                                  As of the Initial Maturity Date, there shall exist no uncured Event of Default or any event which, with the passage of time or the giving of notice, would constitute an Event of Default;

(iii)                               An endorsement of any existing Title Insurance issued in connection herewith shall be obtained and delivered by Borrower to Lender, stating that the coverage afforded thereby, or the agreements thereunder, shall not be affected because of such extension, and the obtainment of an abstractor’s certificate or other title evidence showing no liens, encumbrances or other exceptions to the title of the Projects other than those previously approved in writing by Lender;

(iv)                              As of the Initial Maturity Date, no Material Adverse Effect has occurred since the acquisition of the Projects by PropCo’s;

(v)                                 In the event Lender chooses to obtain a current appraisal of the Projects after receiving Borrowers’ notice of extension pursuant to Section 4.3(b)(i), then the outstanding principal amount of the Loan as of the Initial Maturity Date shall not exceed seventy percent (70%) of the “as-stabilized” value of the Projects as established pursuant to the Extension Appraisal and, to the extent the outstanding principal amount of the Loan exceeds seventy percent (70%) of such “as-stabilized” value of the Projects, Borrower shall repay an amount of principal of the Loan equal to such excess on or before the Initial Maturity Date, together with all accrued and unpaid interest on the amount of the Loan so repaid, plus any applicable Breakage Costs, and reasonable attorneys’ fees and disbursements incurred by Lender as a result of such repayment;

(vi)                              Execution of an extension agreement and such other documentation as Lender may reasonably require in connection therewith, all of which shall be in form and substance reasonably acceptable to Lender;

(vii)                           The delivery by each Borrower to Lender of written consent, in form and substance reasonably acceptable to Lender, to the Extension Option from each Borrower and each Guarantor; and

(viii)                        Borrower shall pay all reasonable expenses, including (without limitation) reasonable attorneys’ fees and legal expenses, incurred by Lender in connection with determining whether the conditions set forth in this Agreement are fully satisfied and the resulting granting of or refusal to grant the Extension Option by Lender (and in connection with the preparation and execution of any documentation therefor).

4.4                               Prepayments.

(a)                                 Subject to the limitations in Section 9.1 hereof and Section 23 of the Mortgages, and to payment of any Exit Fee that may be required in connection therewith pursuant to Section 7.7, Borrower shall have the right to make voluntary prepayments of the Loan, in whole or in part, without prepayment penalty other than any Breakage Costs which may be due, upon not less than five (5) Business Days’ prior written notice to Lender. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment and an amount equal to all Breakage Costs and reasonable attorneys’ fees and disbursements incurred by Lender as a result of the prepayment.

(b)                                 Upon (i) the occurrence and during the continuation of an Event of Default (and assuming the Obligations shall not have been accelerated pursuant to Section 15.1), or  (ii) in the event Abington Adjusted EBITDA is less than (1) $450,000.00 for the trailing three (3) months ending on December 31, 2013, or on the last day of any subsequent fiscal quarter  through and including the quarter ending September 30, 2014 (in each case on an annualized basis), as reflected in the Compliance Certificate delivered to Lender pursuant to Section 10.1(m)(iv) accompanying the unaudited quarterly financial statements for the applicable fiscal quarter, or (2) $600,000.00 for the trailing three (3) months ending on December 31, 2014, or on the last day of any subsequent fiscal quarter  through and including the last quarter ending prior to the Final Maturity Date (in each case on an annualized basis), as reflected in the Compliance Certificate delivered to Lender pursuant to Section 10.1(m)(iv) accompanying the unaudited quarterly financial statements for the applicable fiscal quarter, then and in each such event Borrowers shall make monthly Sinking Fund Payments to Lender on the first day of each calendar month during the Sinking Fund Period, commencing on the first day of the first full calendar month of the Sinking Fund Period.  Failure of Abington Borrowers to meet the minimum Abington Adjusted EBITDA thresholds set forth in this paragraph shall not constitute a Default or Event of Default; however, failure of Borrowers to make any Sinking Fund Payment required by this paragraph shall constitute an Event of Default.  All Sinking Fund Payments shall be held by Lender as additional Collateral for the Obligations in a separate cash collateral account (the “Sinking Fund Account”) in the name of Lender and under Lender’s sole dominion and control, and as to which Borrowers shall have no rights of withdrawal.  Each Borrower hereby irrevocably authorizes Lender to apply amounts on deposit in the Sinking Fund Account to any outstanding Obligations, in such order of priority as Lender may in its sole discretion determine, upon the occurrence and during the continuation of any Event of Default.  Any prepayment of the principal of the Loan from monies held in the Sinking Fund Account shall be subject to payment of the Exit Fee calculated on the principal amount so prepaid.  Promptly following the release, cancellation and termination by Lender of the Abington Mortgage and the other Loan Documents constituting a lien on or security interest in the Abington Project or any part thereof or interest therein, Lender shall refund to Borrowers (or to Parent for the account of Borrowers) the amounts (if any) held in the Sinking Fund Account, to the extent not previously applied by Lender to the Obligations as permitted herein and in the other Loan Documents.

(c)                                  Except for any prepayment in connection with the release of one or more Projects pursuant to Section 9.1, each partial prepayment of the Loan under this Section 4.4 (except pursuant to subparagraph (d) hereof) shall be in the minimum amount of $100,000 or an integral multiple of $100,000 in excess thereof.  Each partial prepayment of the Loan under this Section 4.4 (including pursuant to subparagraph (d) hereof) shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment and, after payment of such interest, shall be applied, in the absence of instruction by the applicable Borrower or Borrowers regarding such application, to the Loan on a pro rata basis, and in each case, first, to principal bearing interest based on the Adjusted Base Rate, and then to principal bearing interest based on the Adjusted LIBOR Rate.  Each voluntary or mandatory prepayment shall be subject to the payment of any applicable Breakage Costs to Lender.

(d)                                 The Loan shall also be subject to mandatory prepayment, in part, on the Initial Maturity Date under the circumstances and in the amounts described in Section 4.3(b)(v).

4.5                               Required Principal Payments.  The outstanding balance of the Loan plus all accrued but unpaid interest shall be due and payable on the Final Maturity Date.

4.6                               Late Charge.  Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than ten (10) days after the date said amount was due and payable shall incur a fee (the “Late Charge”) of four percent (4%) of said amount, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Final Maturity Date.

4.7                               Application of Certain Payments.  In the event Lender receives any payment from or on behalf of Borrowers, or any of them, in less than the full amount due and payable, then in the absence of instruction by the applicable Borrower or Borrowers regarding such application and subject to any contrary provisions of this Agreement or the other Loan Documents, Lender shall apply such payment to the Obligations in such order of priority as Lender may determine in its sole discretion; provided, however, that to the extent such payment, or any portion thereof, is applied to accrued and unpaid interest on the Loan, such amounts shall be applied, first, to principal bearing interest based on the Adjusted Base Rate, and then to principal bearing interest based on the Adjusted LIBOR Rate.

ARTICLE 5
INTEREST

5.1                               Interest Rate.

(a)                                 The Loan will bear interest at the Applicable Rate, unless the Default Rate is applicable. Except as expressly provided herein, the Adjusted LIBOR Rate shall be the “Applicable Rate”. For the disbursement of the Loan, Borrowers acting through the Authorized Representative, shall deliver to Lender irrevocable notice (which may be (i) verbal notice provided that Borrowers deliver to Lender facsimile confirmation within twenty four (24) hours of such verbal notice or (ii) electronic mail notice within twenty four (24) hours of such verbal notice) by not later than 11:00 a.m. Brooklyn, Ohio, time on the third LIBOR Business Day prior to the desired date of disbursement. Borrowers shall pay interest in arrears on the first (1st) day of every calendar month in the amount of all interest accrued and unpaid. All payments (whether of principal or of interest) shall be deemed credited to Borrowers’ account only if received by 12:00 noon Brooklyn, Ohio, time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

(b)                                 If Lender determines in its reasonable discretion (i) that Dollar deposits in an amount approximately equal to the Loan for the designated LIBOR Rate Interest Period are not generally available at such time in the London interbank market for deposits in Dollars, (ii)

that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining a LIBOR Rate on such portion of the Loan or of funding the same for such LIBOR Rate Interest Period due to circumstances affecting the London interbank market generally, (iii) that reasonable means do not exist for ascertaining a LIBOR Rate, or (iv) that an Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrowers and all portions of the Loan bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification with respect to an event described in clause (ii) or (iv) above, or as of the expiration of the applicable LIBOR Rate Interest Period with respect to an event described in clause (i) or (iii) above, bear interest at the Adjusted Base Rate (or such lower rate as required by applicable law) until such time as the situations described above are no longer in effect or can be avoided, at which time the Loan shall again accrue interest at the Adjusted LIBOR Rate.

(c)                                  Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(d)                                 Borrowers shall pay all Breakage Costs incurred from time to time by Lender within ten (10) days after written demand.

(e)                                  If the introduction of or any change in any Law, regulation or treaty, or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof, shall make it unlawful for Lender to maintain the Applicable Rate at an Adjusted LIBOR Rate with respect to the Loan or any portion thereof, or to fund the Loan or any portion thereof in Dollars in the London interbank market, or to give effect to its obligations regarding the accrual of interest on the Loan at the Adjusted LIBOR Rate as contemplated by the Loan Documents, then (1) Lender shall notify Borrowers that Lender is no longer able to maintain the Applicable Rate at an Adjusted LIBOR Rate, (2) the Applicable Rate for any portion of the Loan for which the Applicable Rate is then an Adjusted LIBOR Rate shall automatically be converted to the Adjusted Base Rate, and (3) Borrowers shall pay to Lender the amount of Breakage Costs (if any) incurred in connection with such conversion. Thereafter, the Loan shall accrue interest at the Adjusted Base Rate until such time as the situation described herein is no longer in effect or can be, avoided, at which time the Loan shall again accrue interest at the Adjusted LIBOR Rate.

(f)                                   The Loan shall bear interest at the Default Rate upon Lender’s election at any time at which an Event of Default shall exist.

5.2                               Interest Rate Agreement.

(g)                                  Any indebtedness incurred pursuant to an Interest Rate Agreement entered into by Borrowers and Lender shall constitute indebtedness evidenced by the applicable Note, guaranteed by the Guaranties, and secured by the Mortgages and the other Loan Documents to the same extent and effect as if the terms and provisions of such Interest Rate Agreement were set forth herein, whether or not the aggregate of such indebtedness, together with the disbursements made by Lender of the proceeds of the Loan, shall exceed the face amount of the Note.

(h)                                 Each Borrower hereby collaterally assigns to Lender for the benefit of Lender any and all Interest Rate Protection Products purchased or to be purchased by such Borrower in connection with the Loan, as additional security for the Loan, and agrees to provide Lender with any additional documentation requested by Lender in order to confirm or perfect such security interest during the term of the Loan. If any Borrower obtains an Interest Rate Protection Product from a party other than Lender, such Borrower shall deliver to Lender such third party’s consent to such collateral assignment. No Interest Rate Protection Product purchased from a third party may be secured by an interest in any such Borrower or any Project.

(i)                                     In the event any Borrower desires to institute an interest rate hedging program through the purchase of an Interest Rate Protection Product with respect to the Loan, such Borrower shall afford Lender a right of first opportunity to provide all Interest Rate Protection Products but shall not be required to purchase such Interest Rate Protection Product from Lender.

ARTICLE 6
COSTS OF MAINTAINING LOAN

6.1                               Increased Costs and Capital Adequacy.

(a)                                 Borrowers recognize that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrowers agree to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrowers as a result of:

(i)                                     any change after the date hereof in any applicable Law, regulation or treaty, or in the interpretation or administration thereof, or by any domestic or foreign court, (A) changing the basis of taxation of payments under this Agreement to Lender (other than taxes imposed on all or any portion of the overall net income or receipts of Lender), or (B) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of; credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (C) imposing on Lender, or the London interbank market generally, any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents; or

(ii)                                  the maintenance by Lender of reserves in accordance with reserve requirements promulgated by the Board of Governors of the Federal Reserve System of the United States with respect to “Eurocurrency Liabilities” of a similar term to that of the applicable portion of the Loan (without duplication for reserves already accounted for in the calculation of a LIBOR Rate pursuant to the terms hereof).

(b)                                 If the application of any Law, rule, regulation or guideline adopted or arising out of the Basel Committee on Banking Regulations and Supervisory Practices entitled

“International Convergence of Capital Measurement and Capital Standards”, or the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives under or issued in connection therewith, regardless of when adopted, promulgated or issued, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or by any other fiscal, monetary or other authority (whether or not having the force of law), or compliance by Lender, with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy and liquidity), then, from time to time Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

(c)                                  Any amount payable by Borrowers under subsection (a) or subsection (b) of this Section 6.1 shall be paid within thirty (30) days of receipt by Borrowers of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrowers, absent manifest error. Failure on the part of Lender to demand payment from Borrowers for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Lender shall use reasonable efforts to deliver to Borrowers prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrowers shall not affect Borrowers’ obligation to pay the reserve and capital adequacy payment resulting therefrom.  Lender agrees not to seek compensation from Borrowers pursuant to subsection (a) or (b) of this Section 6.1 unless Lender is generally seeking similar compensation from other borrowers of Lender in connection with comparable types of financings.

6.2                               Borrower Withholding.  If by reason of a change in any applicable Laws occurring after the date hereof, Borrowers are required by Law to make any deduction or withholding in respect of any taxes (other than taxes imposed on or measured by the net income of Lender or any franchise tax imposed on Lender), duties or other charges from any payment due under the Note, the sum due from Borrowers in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE 7
LOAN EXPENSE, ADVANCES AND FEES

7.1                               Loan and Administration Expenses.  Each Borrower unconditionally agrees to pay all reasonable and necessary expenses, of the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other actual fees owing to Lender pursuant to the Loan

Documents, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, title insurance premiums and other charges of each Title Insurer, printing and photocopying expenses, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds and the Title Policies, charges of a Title Insurer or other escrowee for administering disbursements, all fees and costs of Lender’s Environmental Report, all appraisal fees, insurance consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrowers have performed the obligations undertaken by Borrowers hereunder or have satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or the Note or any portion thereof are not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and reasonable counsel’s fees and disbursements) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and reasonable counsel’s fees and disbursements) in attempting to realize, while a default or Event of Default exists, on any Collateral or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any Collateral for the Loan or any portion thereof, each Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify and hold Lender harmless against all claims, liabilities, actual costs and expenses incurred by Lender (including reasonable attorneys’ fees and expenses) arising in relation to any claim by broker, finder or similar person.

7.2                               Origination Fee.  Borrowers shall pay to Lender on or before the Loan Opening Date an origination fee in the amount equal to one percent (1.0%) of the Loan Amount evidenced by the Note, for a total origination fee of One Hundred Sixty-Five Thousand and No/100 Dollars ($165,000.00). Such fee is fully earned when due and nonrefundable when paid.

7.3                               Lender’s Attorneys’ Fees and Disbursements.  Each Borrower agrees to pay Lender’s reasonable attorneys’ fees and disbursements incurred in connection with the Loan, including (i) the preparation of this Agreement, any intercreditor agreements and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, syndication and administration of the Loan, (iii) any amendment, consent, waiver, workout or restructuring relative to the Loan, and (iv) the enforcement of the terms of this Agreement and the other Loan Documents.

7.4                               Time of Payment of Fees and Expenses.  Borrower shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may pay from the proceeds of the disbursement of the Loan all Loan expenses.

7.5                               Expenses and Advances Secured by Loan Documents.  Any and all advances or payments made by Lender under this Article 7 from time to time, and any amounts expended by Lender pursuant to this Agreement and the other Loan Documents (whether for the protection or preservation of Collateral, or otherwise), shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Mortgages and the other Loan Documents.

7.6                               Right of Lender to Make Advances to Cure Borrowers’ Defaults.  In the event that Borrowers fail to perform any of their covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Mortgages and the other Loan Documents and shall bear interest at the Default Rate.

7.7                               Exit Fee.  Upon the repayment of the Loan, in whole or in part (whether by prepayment or on the Maturity Date), Borrowers will pay to Lender an exit fee equal to two percent (2.0%) of the Loan Amount so repaid (the “Exit Fee”); unless (i) the Loan is repaid through a permanent loan from Lender or an Affiliate of Lender, or (ii) the Loan is repaid with the proceeds of a HUD-guaranteed permanent loan originated by Lender or an Affiliate of Lender.  The Exit Fee shall be deemed to be earned upon the repayment or prepayment (in whole or in part, as the case may be) of the Loan except in the case of the events described in subsections (i) and (ii) of this Section 7.7.

ARTICLE 8
REQUIREMENTS PRECEDENT
TO THE OPENING OF THE LOAN

8.1                               Conditions Precedent to Closing and Opening of the Loan.  Borrowers agree that Lender’s obligation to open the Loan is conditioned upon Borrowers’ performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a)                                 Borrowers shall have furnished to Lender an ALTA Mortgagee Title Insurance Policy, issued by the Title Insurer in the original principal amount of the Loan, insuring the lien of the Mortgages as a valid first, prior and paramount lien upon the Projects and all appurtenant easements, and subject to no exceptions other than the Permitted Exceptions (the “Title Policies”).  The Title Policy shall satisfy the requirements of Exhibit C attached hereto and made a part hereof;

(b)                                 Borrowers shall have furnished an ALTA plat of survey of each Project prepared and certified by a surveyor licensed in the State and otherwise satisfactory to Lender, in triplicate, showing, through the use of course bearings and distances, (i) all foundations of the related Improvements in place; (ii) the dimensions and locations of all easements and roads or rights of way and setback lines, if any, affecting the Projects, or required by subsection (i) of this Section and that the same are unobstructed; (iii) the dimensions, boundaries and square footage of the related Improvements, if any; (iv) that all foundations and other structures are within the lot lines and in compliance with any restrictions of record or ordinances relating to the location thereof; (v) the dimensions of all buildings and improvements, if any, and distance of such buildings and improvements from the lot lines; (vi) no encroachments by any improvements located on adjoining property, except as approved by Lender; (vii) whether or not the related Project is located within a flood plain or flood hazard area; (viii) the location of adjoining streets and utilities and the distance and name of the nearest intersecting streets; (ix) the dimensions and locations of all exterior parking areas, if any; and (x) such additional information which may be required by Lender. Each such survey shall be dated no earlier than ninety (90) days prior to the Loan Opening, shall be made (and certified to have been made) as set forth in Exhibit D attached hereto and made a part hereof. Such survey shall include the legal description of the applicable Land;

(c)                                  Borrowers shall have furnished to Lender not less than ten (10) days prior to the Loan Opening Date satisfactory evidence that insurance coverages are in effect with respect to the Projects and Borrowers, in accordance with the Insurance Requirements attached hereto as Exhibit E, for which the premiums have been fully prepaid with endorsements satisfactory to Lender.

(d)                                 Parent shall have deposited the sum of $2,316,451.00 (the “Minimum Cash Collateral Amount”) with Lender in a deposit account established by Parent with Lender, which account shall be under the sole dominion and control of Lender and with respect to which Parent shall have no withdrawal rights (the “Cash Collateral Account”);

(e)                                  Borrowers shall have furnished to Lender opinions from counsel for Borrowers and Guarantors, including but not limited to local counsel in the states of  Arkansas and Ohio, covering the entity existence and good standing of each of the Loan Parties; due authorization, execution and delivery and enforceability of the Loan Documents; no required approvals of Governmental Authorities or other third-parties; no violation of Organizational Documents, applicable Law or material agreements, and creation of valid, perfected  lien on or security interest in the Collateral; and also containing such other legal opinions as Lender shall reasonably require;

(f)                                   Lender shall have obtained Appraisals having an aggregate “as stabilized” market value in an amount at least equal to seventy percent (70%) of the Loan Amount for the Projects, which Appraisals must be satisfactory to Lender in all respects;

(g)                                  Borrowers shall have furnished to Lender a property condition report for each Project (“Property Condition Report”) prepared at Borrowers’ expense by a qualified engineer/consultant approved by Lender;

(h)                                 Borrowers shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(i)                                     Borrowers shall have furnished (or caused to be furnished) to Lender current quarterly and annual financial statement of Parent and its consolidated Subsidiaries, and such other Persons connected with the Loan as Lender may request, each in form and substance and certified by Parent, as acceptable to Lender;

(j)                                    Borrowers shall have furnished to Lender legible copies of all title exception documents cited in the Title Policy and all other legal documents affecting the Projects or the use thereof;

(k)                                 Borrowers shall have delivered to Lender executed copies of any leasing, management and development agreements entered into by any Borrower in connection with the operation of the Projects (the “Management Agreement”), together with an assignment of each such Management Agreement to Lender as additional security for the Loan, together with the consent of the manager identified therein to such assignment;

(l)                                     Lender has received evidence that no portion of any Project is located in an area designated by the Secretary of Housing and Urban Development as a special flood hazard area, or flood hazard insurance acceptable to Lender in its sole discretion;

(m)                             If any Title Policy does not include a zoning endorsement, Borrowers shall have furnished to Lender a zoning letter for each Project in form satisfactory to Lender;

(n)                                 Borrowers shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the state of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in the State, of all corporate, partnership, trust and limited liability company entities (including Borrowers and each of the other Loan Parties other than natural persons) executing any Loan Documents, whether in their own name or on behalf of another entity. Borrowers shall also provide, and cause each other Loan Party that is not a natural person to provide, certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents;

(o)                                 Borrowers shall have furnished an environmental report (“Environmental Report”) for each Project prepared at Borrowers’ expense by a qualified environmental consultant approved by Lender. The Environmental Report shall, at a minimum, (a) demonstrate the absence of any existing or potential Hazardous Material contamination or violations of environmental Laws at the Projects, except as acceptable to Lender in its sole and absolute discretion, (b) include the results of all sampling or monitoring to confirm the extent of existing or potential Hazardous Material contamination at the Projects, including the results of leak detection tests for each underground storage tank located at the Projects, if any, (c) describe response actions appropriate to remedy any existing or potential Hazardous Material contamination, and report the estimated cost of any such appropriate response, (d) confirm that any prior removal of Hazardous Material or underground storage tanks from the Projects was completed in accordance with applicable Laws, and (e) confirm whether or not the Land is located in a wetlands district;

(p)                                 Borrowers shall have provided to Lender a current occupancy list for each Project certified by the applicable Borrowers;

(q)                                 Borrowers shall have provided to Lender a copy of their standard form of residency agreement for space in each Project;

(r)                                    There shall be no uncured Default or Event of Default by any Borrower hereunder;

(s)                                   The Loan Parties shall be in compliance with all of their respective existing, material financial obligations;

(t)                                    Lender shall have received evidence satisfactory to it that each Tenant has been released from its obligations under the Working Capital Financing and the liens and security interests of PrivateBank on each Tenant’s assets have been terminated;

(u)                                 Borrowers shall have deposited with Lender an amount equal to the initial escrow for taxes, in an amount determined by Lender;

(v)                                 Borrowers shall have furnished to Lender such other materials, documents, papers or requirements regarding the Projects, Borrowers and Guarantors as Lender shall reasonably request.

The conditions contained in this Section 8.1 are for the sole benefit of Lender, and Lender may, in its sole discretion, waive Borrowers’ compliance with any one (1) or more conditions; provided, that, in no event shall the waiver of one (1) condition by Lender constitute the waiver of any other condition listed above. Borrowers’ obligations under this Section 8.1 shall be subject to any and all obligations to which Borrowers are subject to under HIPAA or related patient or privacy laws.

ARTICLE 9
SPECIAL PROVISIONS

9.1                               Partial Releases of Projects.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, except upon payment and satisfaction in full of all Obligations, in no event shall Lender be obligated to release any of the Projects from the Mortgages, or any of the other Collateral from the liens and security interests of the Loan Documents, except as follows:

(a)                                 So long as no Default or Event of Default then exists, Lender shall release a Project and the Collateral granted by the PropCo Borrower and Tenant owning or operating that Project (in each case, the “Requesting Borrowers”) upon satisfaction of all of the following conditions (except for any conditions waived in writing by Lender), and subject to receipt of an updated current appraisal as required in Section 9.1(b):

(i)                                     receipt by Lender of written request by Parent or the Requesting Borrowers for such release at least ten (10) days prior to the desired date of release; and

(ii)                                  receipt by Lender of payment by or for the account of the Requesting Borrowers, in immediately available funds, of an amount equal to the sum of (A) the Applicable Release Price, as a prepayment of the Loan, plus (B) any accrued, unpaid interest required to be paid pursuant to Section 4.4(c), (C) any Exit Fee due in connection with such prepayment, plus (D) any Breakage Costs due if such prepayment does not occur on the last day of a LIBOR Rate Interest Period, plus (E) all fees and expenses, including actual legal fees and expenses, incurred by Lender in connection with such release transaction, and any other amounts then due and payable to Lender under the Loan Documents.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall Borrowers, or any of them, be entitled to obtain the release of either the Northridge Project or the Woodland Hills Project, or both, unless Lender shall have released the Abington Project from the Abington Mortgage in accordance with the provisions of this subparagraph (a) prior to or contemporaneously with such release of the Northridge Project or the Woodland Hills Project.

(b)                                 The “Applicable Release Price” for each Project shall be an amount equal to the sum of (i) the “Base Release Price” shown opposite the name of such Project on Schedule 9.1(b), plus (ii) the additional amount (if any) required to reduce the outstanding principal amount of the Loan, immediately after giving effect to the prepayment of the Loan associated with such release, to an amount not exceeding seventy percent (70%) of the aggregate “as stabilized” value of the Project or Projects that will remain subject to Mortgages in favor of Lender after the requested release (each, a “Remaining Project,” and collectively, the “Remaining Projects”), based upon a current appraisal of each Remaining Project (which appraisal(s) shall be obtained by Lender at Borrowers’ expense, upon at least twenty-one (21) days’ prior written request by the Requesting Borrowers).

9.2                               Special Post-Closing Deliveries to Lender.  Borrowers will cause each of the items described on Schedule 9.2 to be delivered to Lender within the time specified therefor in that Schedule.

9.3                               Semiannual Lien Searches and Title Updates.  Borrowers hereby authorize Lender, as part of its administration of the Loan, to obtain semiannual (i) tax and judgment lien searches with respect to Borrowers, and (ii) bringdown endorsements to each of the Title Policies relating to Projects then subject to a Mortgage.  Borrowers agree to pay or reimburse Lender for the cost and expense of such searches and endorsements pursuant to Section 7.1, subject to an annual maximum amount of $1,000.00 per Project (provided, however, that such maximum dollar limitation shall not apply with respect to any lien searches or title work performed during the existence of an Event of Default).

9.4                               Required Repairs, Replacements, Renovations and Other Work.  Borrowers agree to complete the repairs, replacements, renovations and other work described in the Property Condition Reports delivered to Lender with respect to their respective Projects (a) by no later than June 28, 2013, with respect to the “critical” work described in Schedule 9.4 hereto, and (b) by no later than March 28, 2014, with respect to the other work described in Schedule 9.4 hereto.

ARTICLE 10
BORROWERS’ AGREEMENTS

10.1                        Additional Covenants of Borrowers.  Each Borrower further covenants and agrees as follows:

(a)                                 Opening of Loan on or Prior to Loan Opening Date.  All conditions precedent to the Opening of the Loan shall be complied with on or prior to the Loan Opening Date. If such conditions are not complied with as of the Loan Opening Date, Lender may at its sole option terminate Lender’s obligation to fund the Loan by written notice to Borrowers and Parent.

(b)                                 Inspection by Lender.  Provided the subject Borrower is given forty-eight (48) hours advance written notice (which notice shall not be required during the existence of any Event of Default) and subject to such inspection not unreasonably interfering with the business operations of Borrowers, Borrowers will cooperate with Lender in arranging for inspections by representatives of Lender at reasonable times from time to time including an examination of (i) the Projects, (ii) all books, contracts and records with respect to the Projects, and (iii) any other documents relating to the Projects. Lender’s inspection rights shall not pertain to any records which are subject to the privacy protections of HIPAA or any related privacy or patient care laws.

(c)                                  Mechanics’ Liens and Contest Thereof.  Borrowers will not suffer or permit any mechanics’ lien claims to be filed or otherwise asserted against any of the Projects, and will promptly discharge the same in case of the filing of any claims for lien or proceedings for the enforcement thereof, provided, however, that Borrowers shall have the right to contest in good faith and with reasonable diligence the validity of any such lien or claim upon furnishing to the Title Insurer such security or indemnity as it may require to induce said Title Insurer to issue an endorsement to the Title Policy insuring against all such claims or liens; and provided further, that the aggregate amount of liens so insured against at any time shall not exceed $50,000 for any Project without Lender’s prior written consent.

(d)                                 Settlement of Mechanics’ Lien Claims.  If any Borrower shall fail promptly either (i) to discharge any such lien, or (ii) to contest claims asserted and give security or indemnity in the manner provided in subsection (c) of this Section, or having commenced to contest the same, and having given such security or indemnity, shall fail to prosecute such contest with diligence, or to maintain such indemnity or security so required by the Title Insurer for its full amount, or upon adverse conclusion of any such contest, to cause any judgment or decree to be satisfied and lien to be released, then and in any such event Lender may, at its election (but shall not be required to), procure the release and discharge of any such claim and any judgment or decree thereon and, further, may in its sole discretion effect any settlement or compromise of the same, or may furnish such security or indemnity to the Title Insurer, and any amounts so expended by Lender, including premiums paid or security furnished in connection with the issuance of any surety company bonds, shall be deemed to constitute disbursement of the proceeds of the Loan hereunder. In settling, compromising or discharging any claims for lien, Lender shall not be required to inquire into the validity or amount of any such claim.

(e)                                  Renewal of Insurance.  Borrowers shall cause insurance policies to be maintained in compliance with Exhibit E at all times. Borrowers shall timely pay all premiums on all insurance policies required hereunder as and when any policies of insurance may expire, furnish to Lender, premiums prepaid, additional and renewal insurance policies with companies, coverage and in amounts satisfactory to Lender in accordance with Section 8.1(c).

(f)                                   Payment of Taxes.  Borrowers shall pay, or cause to be paid, all real estate and personal property taxes and assessments and charges of every kind upon the Projects before the same become delinquent; provided, however, that Borrowers shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such taxes so contested and also of preventing the sale or forfeiture of any Project or any part thereof or any interest therein, (ii) Borrowers has notified Lender of its intent to contest such taxes, and (iii) Borrowers have deposited security in form and amount satisfactory to Lender, in its sole discretion, and has increased the amount of such security so deposited promptly after Lender’s request therefor. If Borrowers fail to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such tax, assessment or charge, Lender may, at its election (but shall not be required to), pay and discharge any such tax, assessment or charge, and any interest or penalty thereon, and any amounts so expended by Lender (other than from cash collateral posted by Borrowers as aforesaid, which each Borrower hereby irrevocably authorizes Lender to apply to the payment of such taxes, assessments and charges) shall be deemed to constitute disbursements of the Loan proceeds hereunder, even if the total amount of disbursements would exceed the face amount of the Note. Borrowers shall furnish to Lender evidence that taxes are paid within five (5) Business Days after the payment thereof (and other than with respect to any taxes being contested in the manner described in the foregoing provisions of this subsection (f), in any event on or prior to the last date for payment of such taxes and before imposition of any penalty or accrual of interest).

(g)                                  Escrow Accounts.  Borrowers shall make tax escrow deposits (and, if an Event of Default then exists, upon the written request of Lender, insurance deposits), in amounts reasonably determined by Lender from time to time as being needed to pay taxes (and, if applicable, insurance premiums) for deposit in the applicable Borrower’s Impound Account, as provided in Section 4 of the Mortgages.  All payments deposited in the Impound Accounts are pledged as additional collateral for the Obligations.  Notwithstanding Lender’s holding of the Impound Accounts, nothing herein shall obligate Lender to pay any real property taxes or insurance premiums with respect to any Project or any portion thereof, provided that, so long as no Event of Default exists, Lender shall make available to Borrowers such funds as may be deposited in their respective Impound Accounts from time to time for Borrowers’ payment of real property taxes (or insurance premiums, if applicable) due with respect to the Projects.

(h)                                 Personal Property.  All personal property, fixtures, attachments and equipment of each Borrower delivered upon, attached to or used in connection with the operation of its Project shall always be located at such Project and shall be kept free and clear of all liens, encumbrances and security interests; however, Lender acknowledges that all property owned by residents of such Project is expressly excluded.

(i)                                     Leasing Restrictions.  Without the prior written consent of Lender, no Borrower or its agents shall lease or sublease space in the Improvements other than (1) in the case of PropCo’s, the Facility Leases, and (ii) in the case of Tenants, other than occupancy agreements pursuant to the standard form of residency agreements previously approved by Lender, with no material deviations from the standard form except as approved by Lender (“Residency Agreements”). Borrowers shall submit to Lender for its review the standard form of residency agreement proposed for the Improvements and any revisions to the form from time to time, which form as so revised must have the prior written approval of Lender and must contain mortgagee protection provisions acceptable to Lender. Any material change from the approved mortgagee protection provisions in the standard form residency agreement, or the inclusion of any provision permitting set-off by the resident, shall be considered a material deviation requiring the approval of Lender, except in the ordinary course of Borrowers’ business operations. If any Lease fails to meet all of the foregoing requirements, then the Lease is subject to Lender’s approval, and Lender shall respond by approving or disapproving the Lease within ten (10) Business Days after receipt of the copy from Borrowers. Lender’s failure to approve or disapprove the proposed Lease within that period shall constitute approval of the Lease.  Absent Lender’s express written agreement to the contrary, Lender’s approval of any Lease shall be limited to the specific Lease in question, and such approval shall not operate or be construed as approval of any other Lease (whether similar or otherwise).  Borrowers shall pay all reasonable costs incurred by Lender in connection with Lender’s review and approval of tenant Leases, including reasonable attorney’s fees and costs.

(j)                                    Defaults Under Leases.  Borrowers will not suffer or permit any breach or default to occur in any of Borrowers’ obligations under any of the Leases nor suffer or permit the same to terminate by reason of any failure of any of Borrowers to meet any requirement of any Lease, which default or failure could reasonably be expected to have a Material Adverse Effect.

(k)                                 Lender’s Attorneys’ Fees for Enforcement of Agreement and Other Loan Documents.  In case of any default or Event of Default hereunder, Borrower (in addition to Lender’s reasonable attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Lender’s reasonable attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to the Projects, this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any or all of the Projects, or to attempt to enforce any security interest or lien in any Project or any portion thereof, or to enforce any rights of Lender or any Borrowers’ obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto, shall constitute an additional liability owing by Borrowers to Lender, on a joint and several basis, payable on demand.

(l)                                     Appraisals.  Lender shall have the right, at Borrowers’ expense, to obtain new or updated Appraisals of the Projects from time to time.  With respect to any new or updated Appraisals obtained by Lender (i) in connection with any proposed release or releases of one or more Projects, (ii) in connection with exercise of the Extension Option, (iii) to comply with this Agreement or any applicable law or regulatory requirement, or bank policy promulgated to comply therewith, or (iv) if an Event of Default then exists, Borrowers shall pay for any such Appraisal upon Lender’s request.  Borrowers shall cooperate with Lender in connection with all such appraisals, whether or not Borrowers shall be obligated for the cost thereof.

(m)                             Furnishing Information.  So long as any portion of the Loan remains outstanding, Borrowers shall deliver or cause to be delivered to Lender:

(i)                                     on a quarterly basis within forty-five (45) days after the end of each fiscal quarter, company-prepared financial statements for the Borrowers, prepared on a combined and per Project basis, which statements shall include a balance sheet as of the end of such fiscal quarter and a statement of operations, a statement of cash flows for such fiscal quarter and for the fiscal year to date, in each case subject to normal year-end adjustments, all prepared in reasonable detail and in accordance with GAAP and certified by the chief financial officer or chief accounting officer of Parent and each Borrower as fairly and accurately presenting in all material respects the financial condition and results of operations of Borrowers on a combined and per Project basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments;

(ii)                                  on a quarterly basis within forty-five (45) days after the end of each fiscal quarter, unaudited financial statements of Parent and its consolidated Subsidiaries, prepared on a consolidated basis including all notes thereto, which statements shall include (A) a balance sheet as of the end of the such fiscal quarter, (B) a statement of operations for such fiscal quarter and for the fiscal year to date, subject to normal year-end adjustments, and (C) a statement of cash flows for such fiscal quarter and for the fiscal year to date, subject to normal year-end adjustments, all prepared in reasonable detail and in accordance with GAAP and certified by the chief financial officer or chief accounting officer of Parent as fairly and accurately presenting in all material respects the financial condition and results of operations of Parent and its consolidated Subsidiaries on a consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments;

(iii)                               on an annual basis not later than the earlier of (A) the filing thereof with the Securities and Exchange Commission and (B) one hundred twenty (120) days after each December 31, the annual audited financial statements of Parent and its consolidated Subsidiaries, prepared on a consolidated basis and including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and a statement of operations, a retained earnings statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of independent certified public accountants with an accounting firm of national standing, which report shall not contain any qualification (and be without comment as to the accountants’ opinion whether such Person is a “going concern” or can continue to be a “going concern”), except that such report may contain qualification with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP;

(iv)                              contemporaneously with the provision of the financial statements required under clauses (i), (ii) and (iii) of this Section 10.1(m), a covenant compliance certificate in the form attached hereto as Exhibit F signed by the chief financial officer or chief accounting officer of Parent and by the Authorized Representative of each Borrower;

(v)                                 contemporaneously with the provision of the financial statements required under clauses (i), (ii) and (iii) of this Section 10.1(m), occupancy reports and payor mix reports with respect to each Project certified as true, complete and correct by the applicable Borrowers;

(vi)                              [RESERVED];

(vii)                           [RESERVED];

(viii)                        no later than the fifteenth (15th) day of each calendar month during any Sinking Fund Period, monthly operating statements of the Projects, on both a combined and per Project basis (collectively, the “Operating Statements”), showing the results of operations for the immediately preceding calendar month and calculating the amount of the Sinking Fund Payment due and payable at the beginning of the next succeeding calendar month pursuant to Section 4.4(b);

(ix)                              within thirty (30) days after the filing or receipt thereof (as the case may be), copies of (A) all property cost reports for the Projects filed with CMS and (B) all Department of Health surveys with respect to the Projects; and

(x)                                 such additional financial information concerning Borrowers and the Projects as Lender reasonably requires.

(n)                                 Lost Note.  If the Note is mutilated, destroyed, lost or stolen, then upon Lender’s furnishing to the applicable Borrower an affidavit to such effect, such Borrower shall execute and deliver to Lender, in substitution therefor, a new Note containing the same terms and conditions as the mutilated, destroyed or stolen Note.

(o)                                 INDEMNIFICATION.           EACH BORROWER HEREBY INDEMNIFIES LENDER AND EACH AFFILIATE OF LENDER AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS FROM, AND HOLDS EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, COSTS, AND EXPENSES ARISE FROM OR RELATE TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION,

ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, EXCEPT TO THE EXTENT SAME IS CAUSED BY LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (IT BEING THE INTENT OF THE PARTIES THAT THE NEGLIGENCE OF THE INDEMNIFIED PARTIES SHALL BE COVERED HEREBY). WITHOUT INTENDING TO LIMIT THE REMEDIES AVAILABLE TO LENDER WITH RESPECT TO THE ENFORCEMENT OF ITS INDEMNIFICATION RIGHTS AS STATED HEREIN OR AS STATED IN ANY LOAN DOCUMENT, IN THE EVENT ANY CLAIM OR DEMAND IS MADE OR ANY OTHER FACT COMES TO THE ATTENTION OF LENDER IN CONNECTION WITH, RELATING OR PERTAINING TO, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHICH LENDER REASONABLY BELIEVES MIGHT INVOLVE OR LEAD TO SOME LIABILITY OF LENDER, BORROWERS SHALL, IMMEDIATELY UPON RECEIPT OF WRITTEN NOTIFICATION OF ANY SUCH CLAIM OR DEMAND, ASSUME IN FULL THE PERSONAL RESPONSIBILITY FOR AND THE DEFENSE OF ANY SUCH CLAIM OR DEMAND AND PAY IN CONNECTION THEREWITH ANY LOSS, DAMAGE, DEFICIENCY, LIABILITY OR OBLIGATION, INCLUDING, WITHOUT LIMITATION, LEGAL FEES AND COURT COSTS INCURRED IN CONNECTION THEREWITH. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWERS SHALL ASSUME IN FULL THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND SHALL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. LENDER MAY, IN ITS REASONABLE DISCRETION, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING; AND BORROWERS SHALL IMMEDIATELY REPAY TO LENDER, IN CASH AND NOT WITH PROCEEDS OF THE LOAN, THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE MAXIMUM RATE OF INTEREST PERMITTED BY APPLICABLE LAW FROM THE DATE OF SUCH PAYMENT. LENDER SHALL HAVE THE RIGHT TO JOIN BORROWERS (OR ANY OF THEM) AS A PARTY DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST LENDER, AND EACH BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING SUCH BORROWER A PARTY DEFENDANT TO ANY SUCH ACTION. THE FOREGOING SHALL NOT APPLY TO THE EXTENT THE FOREGOING CLAIMS, LOSSES, EXPENSES, DAMAGES, OR ANY ACTION ARE DETERMINED IN A FINAL, NON-APPEALABLE ORDER OF A COURT OF COMPETENT JURISDICTION TO BE THE RESULT OF LENDER’S OR ANY OTHER INDEMNIFIED PARTIES’ GROSS NEGLIGENCE OF WILLFUL MISCONDUCT.

(p)                                 No Additional Indebtedness.  Except for the Loan, no Borrower shall incur, assume or permit to exist any Indebtedness (whether personal or nonrecourse, secured or unsecured) other than (A) customary trade payables paid within sixty (60) days after they are incurred, and (B) Indebtedness representing Borrowers’ ratable shares of liability in connection with unsecured insurance premium financing obtained in the ordinary course of business of the Loan Parties, consistent with past practice and maturing in no more than thirteen (13) months from the date of incurrence.

(q)                                 Compliance With Laws.  Each Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over such Borrower or its Project.

(r)                                    Organizational Documents.  No Borrower shall, without the prior written consent of Lender, permit or suffer (i) a material amendment or modification of its organizational documents, (ii) the admission of any new member, partner or shareholder, or (iii) any dissolution or termination of its existence.

(s)                                   Management Contracts.  Borrowers shall not enter into, materially modify, amend, terminate or cancel any management contracts for the Projects or agreements with agents or brokers, including the Management Agreement, without the prior written approval of Lender. Upon the continuance of an Event of Default caused by Manager, Borrowers shall cease making payments under Management Agreement until such time as Lender shall give its written consent that Borrowers may resume making such payments.

(t)                                    Material Event Notices.  Borrowers shall notify Lender, or cause Parent to notify Lender, within five (5) days after any Loan Party acquires knowledge of the occurrence of, or if any Loan Party or any of their Subsidiaries causes or intends to cause, as the case may be, any of the following: (i) the institution of any lawsuit, administrative proceeding or investigation affecting any Loan Party or any of their Subsidiaries, including without limitation any examination or audit by the IRS, the adverse determination under which could reasonably be expected to have a Material Adverse Effect; (ii) any development or change in the business or affairs of the Loan Party or any of their Subsidiaries which has had or which could reasonably be expected to have a Material Adverse Effect; (iii) any Event of Default or Default, together with a reasonably detailed statement by the Authorized Representative of the steps being taken to cure the effect of such Event of Default or Default; (iv) the occurrence of a default or event of default by any Loan Party or any of their Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; (v) any written notice from any Governmental Authority, insurance company or other third-party which could reasonably be expected to have a Material Adverse Effect; and (vi) any significant change in the accuracy of any material representations and warranties of the Loan Parties in this Agreement or any other Loan Document.

(u)                                 Alterations.  Without the prior written consent of Lender, no Borrower shall make any material alterations to its Project.

(v)                                 Distributions.

(i)                                     Borrowers shall not make any Distributions; provided, however, that so long as no Default or Event of Default shall be in existence immediately prior to or after giving effect thereto, Borrowers shall have the right to make cash Distributions to their respective members for the purpose of providing such member or Parent with funds to pay any taxes based solely on the income of the respective Borrowers (without duplication and after elimination of intercompany items).

(ii)                                  It is a condition of this Agreement and the Loan that Parent comply with the limitations regarding Distributions contained in Paragraph 6(b) of the Parent Guaranty.

(w)                               Implied Debt Service Coverage.  Borrowers shall not permit the Implied Debt Service Coverage for the Projects to be less than 1.40 to 1.00, tested as of the end of each fiscal quarter of the Loan Parties, (i) for the fiscal quarter ending March 31, 2013, (ii) for the period of two (2) consecutive fiscal quarters ending June 30, 2013, (iii) for the period of three (3) consecutive fiscal quarters ending September 30, 2013, and (iv) thereafter on a rolling four (4)-quarter basis.

(x)                                 AdCare Fixed Charge Coverage Ratio.  It is a condition of this Agreement and the Loan that Parent be in compliance with its minimum fixed charge coverage ratio set forth in Paragraph 6(c) of the Parent Guaranty as of the end of each fiscal quarter of Parent.

(y)                                 Minimum Liquidity.  It is a condition of this Agreement and the Loan that Parent be in compliance with its minimum liquidity requirement set forth in Paragraph 6(d) of the Parent Guaranty as at the end of each fiscal quarter of Parent.

(z)                                  Health Care Permits and Reimbursement Approvals.  No Tenant shall (i) fail to maintain in effect all Health Care Permits and Reimbursement Approvals necessary to the operation of its business, or (ii) receive payment under, the appropriate Medicare, Medicaid, or any other federal or state health care program, or any related reimbursement programs, engage in any activity that (1) constitutes or, with the giving of notice, the passage of time, or both, would result in a material violation of, any Health Care Permit necessary for the lawful conduct of its business or operations or (2) receive payment under, the appropriate Medicare, Medicaid, or any other federal or state health care program, or any related reimbursement programs, and any similar state or local government-sponsored program, to the extent that Tenants have decided to participate in any such program, and to receive reimbursement from private and commercial payers and health maintenance organizations to the extent applicable thereto, in each case under (i) and (ii) of this paragraph.

(aa)                          No Amendment or Termination of Facility Leases.  No Borrower shall consent to the cancellation or material amendment of the Facility Lease to which it is party without the prior written consent of Lender in each instance, and Borrowers shall provide Lender a copy of each amendment to their respective Facility Leases within ten (10) Business Days after the execution and delivery thereof by the parties to such amendment.

(bb)                          Affiliate Transactions.  Except for agreements reflected in Parent’s most recent financial statements or in Parent’s filings with the Securities and Exchange Commission, agreements currently in effect and listed on Schedule 10.1(bb), and agreements which provide only for either Permitted Investments or Permitted Indebtedness, no Borrower will enter into any agreement, transaction or series of transactions with any Affiliate, except in the ordinary course of business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm’s length transaction with a Person other than an Affiliate.

(cc)                            Investments.  No Borrower will make any Investment other than Permitted Investments.

(dd)                          Deposit Accounts.

(i)                                     Within thirty (30) days after the Loan Opening Date, each PropCo shall open a deposit account with Lender (each, a “PropCo Operating Account” and collectively, the “PropCo Operating Accounts”) and thereafter promptly transition its operating accounts to Lender.  Each PropCo shall maintain a deposit in such account of not less than $1,000.00 so long as the Loan remains outstanding in any amount.  After the establishment of the PropCo Operating Account all rent payments under the applicable PropCo’s Facility Lease shall be paid into such PropCo Operating Account, and each PropCo agrees to direct its Tenant accordingly.

(ii)                                  Within sixty (60) days after the Loan Opening Date, each Tenant shall open one or more deposit account with Lender (each, a “Tenant Operating Account” and collectively, the “Tenant Operating Accounts”) and shall have transitioned its operating accounts to Lender.  Each Tenant shall maintain a deposit in such account of not less than $1,000.00 in its Tenant Operating Account so long as the Loan remains outstanding in any amount.  Each Tenant shall deposit, or cause to be deposited all cash flow from the operation of its Project into its Tenant Operating Account with Lender.  It shall constitute an Event of Default hereunder if any Tenant directs that its Gross Revenues be paid in a manner contrary to the provisions of this subsection (ii).

(iii)                               Each Borrower hereby irrevocably authorizes Lender, at Lender’s option, to pay principal or interest due upon the Note when and as same shall become due by debiting funds on deposit in the Operating Accounts.

ARTICLE 11
CASUALTIES AND CONDEMNATION

11.1                        Lender’s Election to Apply Proceeds on Indebtedness.

(a)                                 Subject to the provisions of Section 11.1(b) below, Lender may elect to collect, retain and apply to the Obligations all proceeds of insurance or condemnation (individually and collectively referred to as “Proceeds”) after deduction of all reasonable expenses of collection and settlement, including attorneys’ and adjusters’ fees and charges. Any proceeds remaining after repayment of the Obligations under the Loan Documents shall be paid by Lender to the applicable Borrowers.

(b)                                 Notwithstanding anything in Section 11.1(a) to the contrary, in the event of any casualty to the Improvements or any condemnation of part of any of the Projects, Lender agrees to make available the Proceeds to restoration of such Improvements if (i) no Event of Default exists, (ii) all Proceeds are deposited with Lender, (iii) in Lender’s reasonable judgment, the amount of Proceeds available for restoration of the Improvements is sufficient to pay the full and complete costs of such restoration, (iv) if the cost of restoration exceeds ten percent (10%) of the Loan Amount under the Note for such Project, in Lender’s sole determination after completion of restoration the Loan Amount will not exceed seventy percent (70%) of the “as stabilized” value of such Project, (v) in Lender’s reasonable determination, such Project can be restored to an architecturally and economically viable project in compliance with applicable Laws, (vi) each Guarantor reaffirms its Guaranty in writing, and (vii) in Lender’s reasonable determination, such restoration is likely to be completed not later than three months prior to the Final Maturity Date.

11.2                        Borrowers’ Obligation to Rebuild and Use of Proceeds Therefor.  In case Lender does not elect to apply or does not have the right to apply the Proceeds to the indebtedness, as provided in Section 11.1 above, Borrowers shall:

(a)                                 Proceed with diligence to make settlement with insurers or the appropriate governmental authorities and cause the Proceeds to be deposited with Lender;

(b)                                 In the event of any material delay in making settlement with insurers or the appropriate governmental authorities or effecting collection of the Proceeds, deposit with Lender the full amount required to complete construction as aforesaid;

(c)                                  In the event the Proceeds are insufficient to assure the Lender that the Loan will be in balance (i.e., the outstanding principal thereof does not exceed seventy percent (70%) of the “as stabilized” value of the Projects based on the most recent Appraisals received by Lender), promptly deposit with Lender any amount necessary to place the Loan in balance; and To the extent reasonably practicable, promptly proceed with the assumption of construction of such Improvements, including the repair of all damage resulting from such fire, condemnation or other cause and restoration to its former condition.

Any request by Borrowers for a disbursement by Lender of Proceeds and funds deposited by Borrowers shall be treated by Lender as if such request were for an advance of the Loan hereunder, and the disbursement thereof shall be conditioned upon Borrowers’ compliance with and satisfaction of the same conditions precedent as would be applicable under this Agreement for an advance of the Loan.

ARTICLE 12
ASSIGNMENTS BY LENDER AND BORROWERS

12.1                        Assignments and Participations.  Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan. Borrowers agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrowers’ rights under the Loan Documents.

12.2                        Prohibition of Assignments and Transfers by Borrowers.  No Borrower shall assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Lender, in Lender’s sole discretion, Borrowers shall not suffer or permit (i) any change in the management (whether direct or indirect) of any Project, or (ii) the sale, transfer, lease (other than in the ordinary course of business pursuant to the standard form of residency agreement and without material deviation from the standard form previously provided by Borrowers to Lender), conveyance, alienation, pledge, assignment, encumbrance, hypothecation or other disposition (a “Transfer”) of (1) all or any portion of any

Project or any portion of any other Collateral for the Loan, (2) all or any portion of Borrowers’ right, title and interest in and to any Project or any portion of any other Collateral for the Loan, (3) any interest of any Tenant under its Facility Lease, or (4) any interest in any Borrower or any interest in any entity which holds an interest in, or directly controls, any Borrower.

12.3                        Prohibition of Transfers in Violation of ERISA.  In addition to the prohibitions set forth in Section 12.2 above, Borrowers shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interest or rights in this Agreement or in any Project, or attempt to do any of the foregoing or suffer any of the foregoing, nor shall any party owning a direct or indirect interest in any Borrower assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of any of its rights or interest (direct or indirect) in such Borrower, attempt to do any of the foregoing or suffer any of the foregoing, if such action would cause the Loan, or the exercise of any of Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Internal Revenue Code or otherwise result in Lender being deemed in violation of any applicable provision of ERISA. Borrowers agree to indemnify and hold Lender free and harmless from and against all losses, costs (including attorneys’ fees and expenses), taxes, damages (including consequential damages) and expenses Lender may suffer by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA necessary or desirable in Lender’s sole judgment or by reason of a breach of the foregoing prohibitions. The foregoing indemnification shall be a recourse obligation of each Borrower and shall survive repayment of the Note, notwithstanding any limitations on recourse contained herein or in any of the Loan Documents.

12.4.                     Successors and Assigns.  Subject to the foregoing restrictions on transfer and assignment contained in this Article 12, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE 13
TIME OF THE ESSENCE

13.1                        Time is of the Essence.  Borrowers agree that time is of the essence under this Agreement.

ARTICLE 14
EVENTS OF DEFAULT

14.1                        Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)                                 Failure of Borrowers (i) to pay the aggregate outstanding balance under the Note on the Final Maturity Date, (ii) to make any scheduled payment of principal or interest payable pursuant to the Note or this Agreement on the date when due; (iii) to make any required Sinking Fund Payment on the date when due; or (iv) to pay any other amount payable to Lender under the Note, this Agreement or any of the other Loan Documents when such payment is due in accordance with the terms hereof or thereof.

(b)                                 Failure of Borrowers to observe or perform their respective covenants contained in Section 9.2, in Section 9.4 or in subsections (f), (m)(i) — (m)(iv), (m)(viii) — (m)(ix),

(o), (r), (s), (t), (u), (w), (x), (y), (aa), (bb) (provided such Default under clause (bb) could reasonably be expected to have a Material Adverse Effect), (cc) or (dd) of Section 10.1 hereof.

(c)                                  Failure of Borrowers (1) to observe or perform their respective covenants contained in subsection (b) of Section 10.1 hereof, and such failure is not cured within one (1) Business Day after written notice of default from Lender, or (2) to observe or perform their respective covenants contained in subsections (g), (m)(v) or (m)(x) of Section 10.1 hereof, and such failure is not cured within five (5) Business Days after written notice of default from Lender.

(d)                                 Failure of any Tenant to observe or perform its covenants contained in subsection 10.1(z); provided, however, that if any such failure is curable by such Tenant it shall not constitute an Event of Default if such Tenant promptly commences to cure such Default and thereafter diligently pursues such cure to the completion thereof no later than the sooner of: (i) the expiration of the time period which the applicable Governmental Authority has given Tenant to complete corrective action, and (ii) thirty (30) days after the occurrence of such Default.

(e)                                  Failure of Borrowers (i) for a period of thirty (30) days after written notice of default from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents and not covered by any of the other provisions of this Section 14.1; provided that if any such failure is susceptible to cure and cannot reasonably be cured within said thirty (30)-day period, then such default shall not constitute an Event of Default so long as within such thirty (30)-day period Borrowers have commenced efforts to cure such default, diligently pursue efforts to cure the applicable default, and actually cure such default no later than thirty (30) days after the end of the initial thirty (30)-day period; provided that if a different notice or grace period is specified under any other paragraph of this Article 14 with respect to a particular breach, the specific provision shall control.

(f)                                   Any Transfer or other disposition in violation of Sections 12.2 or 12.3.

(g)                                  If any warranty, representation, statement, report or certificate made now or hereafter by any Borrower or any Guarantor is untrue or materially incorrect at the time made or delivered.

(h)                                 Any Borrower or Guarantor shall commence a voluntary case concerning any Borrower or Guarantor under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute (the “Bankruptcy Code”); or an involuntary proceeding is commenced against any Borrower or Guarantor under the Bankruptcy Code and relief is ordered against any Borrower or Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the ease, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of any Borrower or Guarantor; or any Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to any Borrower or Guarantor; or there is commenced against any Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or any

Borrower or Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or any Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(i)                                     Any Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of any Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(j)                                    If any Borrower is enjoined, restrained or in any way prevented by any court order from operating its Project.

(k)                                 One or more final, unappealable judgments are entered against one or more Borrowers or Guarantors in amounts aggregating in excess of $100,000, and said judgments are not satisfied, vacated, stayed or bonded over within thirty (30) days after entry.

(l)                                     If any Borrower or Guarantor shall fail to pay any debt owed by it or is otherwise in default (and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto) (i) under any agreement with Lender, (ii) under any agreement with any Person other than Lender, where the maximum liability of any Borrower or Guarantor (other than Parent) would exceed $100,000.00, or (iii) under any agreement with any Person other than Lender, where the maximum liability of Parent would exceed $1,000,000.00; provided, however, that no Event of Default shall be deemed to exist under clause (iii) of this subsection (l) in connection with a default under any agreement under which Parent’s maximum liability would be $5,000,000.00 or less, unless the debt under such agreement has either been accelerated by the holder thereof or Parent has failed to pay the principal of or interest on such debt as and when due, including at maturity.

(m)                             The failure of Parent to perform or observe any of its covenants or agreements set forth in Paragraph 6 of the Parent Guaranty.

(n)                                 There shall occur any revocation, suspension, termination, recession, non-renewal, forfeiture or any similar administrative or regulatory action with respect to one or more Health Care Permits or Reimbursement Approvals relating to any Project or Projects which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(o)                                 The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(p)                                 The occurrence of any Change in Control.

ARTICLE 15
LENDER’S REMEDIES IN EVENT OF DEFAULT

15.1                        Remedies Conferred Upon Lender.  Upon the happening and during the continuance of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)                                 Take possession of the Projects, or any of them, and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrowers under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution in its Project to pay, settle or compromise all existing bills and claims, which may, be liens or security interests, or to avoid such bills and claims becoming liens against such Project; to execute all applications and certificates in the name of each Borrower prosecute and defend all actions or proceedings in connection with the Improvements or the Projects; to take action and require such performance as it deems necessary under any of the bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act which any Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked;

(b)                                 Declare the Note to be immediately due and payable;

(c)                                  Use and apply any monies or letters of credit deposited by any Borrower or Guarantor with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender;

(d)                                 Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 14(h), all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrowers.

ARTICLE 16
GENERAL PROVISIONS

16.1                        Captions.  The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

16.2                        Modification; Waiver.  No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

16.3                        GOVERNING LAW.  EXCEPT AS SET FORTH IN THE MORTGAGES AND ASSIGNMENTS OF RENTS, ALL OF THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS.

16.4                        Acquiescence Not to Constitute Waiver of Lender’s Requirements.  Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender; provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

16.5                        Disclaimer by Lender.  This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrowers or others or against the Projects. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower.

16.6                        Partial Invalidity; Severability.  If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.7                        Definitions Include Amendments.  Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments, supplements and restatements to such documents from the date hereof, and all future amendments and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to, and restatements of, this Agreement.

16.8                        Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16.9                        Entire Agreement.  This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Loan Parties to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

16.10                 Waiver of Damages.  In no event shall Lender be liable to Loan Parties for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and each Borrower for itself and Guarantors waives all claims for punitive, exemplary or consequential damages.

16.11                 Claims Against Lender.  Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrowers shall have been given to Lender within three (3) months after any Borrower first had knowledge of the occurrence of the event which Borrowers allege gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Each Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrowers do not give such notice timely as aforesaid. Each Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrowers with regard to the Loan.

16.12                 Jurisdiction.  TO THE GREATEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), EACH BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF CLEVELAND, COUNTY OF CUYAHOGA, STATE OF OHIO, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. EACH BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY STATE OF OHIO OR UNITED STATES COURT SITTING IN THE CITY OF CLEVELAND, COUNTY OF CUYAHOGA, STATE OF OHIO MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF SUCH BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED

16.13                 Set-Offs.  After the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably authorizes and directs Lender from time to time to charge such Borrower’s accounts and deposits with Lender (or Lender’s Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document.  Each Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by such Borrower with Lender (or Lender’s Affiliates).

16.14                 Limitation of Liability.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, no member in Borrower (other than any Guarantor in accordance with, and to the extent provided in, the Guaranty and the Indemnity) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the other Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times hereafter.

16.15                 Authorized Representative.  Each Borrower hereby appoints the Chief Financial Officer of Parent (Martin D. Brew as of the Loan Opening Date) as its “Authorized Representative” for purposes of dealing with Lender on behalf of such Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrowers. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative. No more than one person shall serve as Authorized Representative at any given time.

ARTICLE 17
NOTICES

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier, on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to any Borrower: addressed to it in care of Parent, at:

c/o AdCare Health Systems, Inc.

1145 Hembree Road

Roswell, Georgia  30076

Attention:                                         Chief Executive Officer

Telephone:                                   (404) 781-2885

Facsimile:                                         (404) 842-1899

With a courtesy copy to:

Holt, Ney, Zatcoff & Wasserman, LLP

100 Galleria Parkway, Suite 1800

Atlanta, Georgia  30339

Attention:                                         Gregory P. Youra, Esq.

Telephone:                                   (770) 956-9600

Facsimile:                                         (770) 956-1490

If to Lender:

KeyBank National Association

Real Estate Capital-Healthcare

Mailcode: OH-01-51-0311

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

Attention:                                         Amy MacLearie, Closer

Telephone:                                   (216) 813-6935

Facsimile:                                         (216) 357-6383

With copies to:

KeyBank National Association

1200 Abernathy Road, NE

Suite 1550

Atlanta, Georgia  30328

Attention: Paul F. Di Vito, SVP

Telephone: (770) 510-2085

Facsimile.: (770) 510-2195; and

Bryan Cave LLP

One Atlantic Center, Fourteenth Floor

1201 West Peachtree Street, NW

Atlanta, Georgia  30309-3488

Attention: Robert C. Lewinson, Esq.

Telephone:                                   (404) 572-6623

Facsimile:                                         (404) 420-0623

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

ARTICLE 18
WAIVER OF JURY TRIAL

BORROWERS AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO

OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

ARTICLE 19
NATURE OF OBLIGATIONS

19.1                        Joint and Several Obligations; Full Collateralization.

(a)                                 Each Borrower shall be jointly and severally liable for all of the obligations of all Borrowers under this Agreement and the other Loan Documents, regardless of the amount of the Loan Proceeds that is actually disbursed to or for the benefit of each Borrower, or the manner in which Borrowers or Lender account for the Loan in their respective books and records.  All of the Collateral provided by each Borrower shall secure all of the obligations of all Borrowers under this Agreement and the other Loan Documents, regardless of the amount of the Loan proceeds that is actually disbursed to or for the benefit of each Borrower.

(b)                                 Each Borrower acknowledges that Lender has advised Borrowers that Lender is unwilling to provide the Loan to Borrowers unless each Borrower agrees to the joint and several liability and full collateralization described in paragraph (a) of this Section.  Each Borrower has determined that it is in its best interest to undertake such joint and several liability and full collateralization, because of, among other things (i) the benefit to each Borrower of being able to obtain the Loan and the desirability of the terms and conditions of the Loan, (ii) the benefit and economies to be realized by Borrowers in obtaining the Loan as a single loan facility as compared to each Borrower’s obtaining and individual loan facility for its Facility, and (iii) the fact that each Borrower is an Affiliate of each of the other Borrowers.

(c)                                  The obligations of each of Borrowers under this Agreement and the other Loan Documents, including, without limitation, the joint and several liability and full collateralization as described in paragraph (a) above, shall be continuing and shall be binding upon each of them, and shall remain in full force and effect, and shall not be discharged, impaired or affected by (i) the power or authority of any other Borrower to execute, acknowledge or deliver this Agreement or any of the other Loan Documents; (ii) the existence or continuance of any obligation on the part of any other Borrower under this Agreement or any of the other Loan Documents; (iii) the validity or invalidity of the obligations of any other Borrower under this Agreement or any of the other Loan Documents; (iv) any defense, setoff or counterclaim whatsoever that any other Borrower may or might have to the performance or observance of any of the terms, provisions, covenants and agreements contained in this Agreement or any of the other Loan Documents, including, without limitation, any defense based on any alleged failure of Lender to comply with the implied covenant of good faith and fair dealing, or any limitation or exculpation of liability on the part of any other Borrower; (v) the existence or continuance of any other Borrower as a legal entity; (vi) the transfer by any other Borrower of all or any part of the property encumbered by the Loan Documents; (vii) any sale, pledge, assignment, surrender, indulgence, alteration, substitution, exchange, extension, renewal, release, compromise, change in, modification or other disposition of any of the obligations of any other Borrower or of any of the Loan Documents, all of which Lender is hereby expressly authorized to make from time to time without notice to Borrowers or any of them, or to anyone; (viii) the acceptance by Lender of the primary or secondary obligation of any party with respect to, or any security for, all or any part of the obligations under this Agreement or any of the other Loan Documents; or (ix) any failure, neglect or omission on the part of Lender to realize or protect any of the obligations under this Agreement or any of the other Loan Documents or any collateral or appropriation of any moneys, credits or property of Borrower toward the liquidation of the obligations under this Agreement or any of the other Loan Documents or by any application of any moneys received by Lender under the Loan Documents.  The obligations of Borrowers and each of them under this Agreement and under the other Loan Documents, including, without limitation, the joint and several liability and full collateralization as described in paragraph (a) above, shall not be affected, discharged, impaired or varied by any act, omission or circumstance whatsoever, whether or not specifically enumerated above, except that due and punctual payment, performance and observance of all of the obligations of Borrowers under this Agreement and the other Loan Documents, and then, in each case, only to the extent thereof.

(d)                                 Lender shall have the right to enforce this Agreement and the other Loan Documents against any Borrower that is a party thereto, with or without enforcing or attempting to enforce the same against any other Borrower party thereto or any security for the obligation of any of them, and whether or not other proceedings or steps are pending or have been taken or have been concluded to enforce or otherwise realize upon any security for the Loan or any guaranty of the Loan.  The payment of any amount or amounts  by any Borrower, pursuant to its obligation under this Agreement or any of the other Loan Documents, including, without limitation, pursuant to the joint and several liability provided for herein, shall not in any way entitle such Borrower, either at law, or in equity or otherwise, to any right, title or interest in and to this Agreement, the Note, or any of the other Loan Documents, or any principal or interest payments theretofore, then or thereafter at any time made by anyone on behalf of any of Borrowers, or in and to any security therefor, or to any right of recovery against any Borrower, in each case whether by way of indemnity, reimbursement, contribution, subrogation or otherwise, and Borrowers hereby waive and relinquish any and all such right, title and interest in and to the Note, such other obligations, such principal and interest payments, and such security and any and all such rights of recovery against Borrowers.  In addition, each Borrower hereby subordinates all obligations of every sort whatsoever now or hereafter coming due to such Borrower from any other Borrower, to the Loan and the Note and to all other amounts coming due to Lender under the Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal by their respective, duly authorized officers or representatives, as of the date first set forth above.

BORROWERS:	WOODLAND HILLS HC PROPERTY HOLDINGS, LLC (Tax ID No. )
NORTHRIDGE HC&R PROPERTY HOLDINGS, LLC (Tax ID No. )
APH&R PROPERTY HOLDINGS, LLC (Tax ID No. )

	By:	/s/ Christopher F. Brogdon	(Seal)
Christopher F. Brogdon, as
Manager of each entity listed above

[SIGNATURES CONTINUED ON NEXT PAGE]

Secured Loan Agreement – AdCare (Arkansas)
Signature Page 1

WOODLAND HILLS HC NURSING, LLC
(Tax ID No. )
NORTHRIDGE HC&R NURSING, LLC
(Tax ID No. )
APH&R NURSING, LLC
(Tax ID No. )

By:	/s/ Boyd P. Gentry	(Seal)
Boyd P. Gentry, as Manager of each entity listed above

[SIGNATURES CONTINUED ON NEXT PAGE]

Secured Loan Agreement – AdCare (Arkansas)
Signature Page 2

LENDER:	KEYBANK NATIONAL ASSOCIATION, a national banking association

	By:	/s/ [Illegible]
Name:
Title: